Exhibit 2.1

PURCHASE AND SALE AGREEMENT
BY AND AMONG
INDEPENDENCE RESOURCES HOLDINGS, LLC,
INDEPENDENCE RESOURCES MANAGER, LLC,
EARTHSTONE ENERGY HOLDINGS, LLC
and
EARTHSTONE ENERGY, INC.
__________________________________________

EXECUTION DATE: DECEMBER 17, 2020
__________________________________________

i

APPENDIX:
Appendix A    -    Definitions

EXHIBITS:
Exhibit A    -    Form of Registration Rights Agreement
Exhibit B    -    Form of Voting Agreement
Exhibit C    -    R&W Conditional Binder
Exhibit D     -    Form of Lock-up Agreement
Exhibit E    -    Form of Independence Company Release

SCHEDULES:
Schedule 1.1(a)     -     Adjusted Net Debt Target
Earthstone Disclosure Schedule
Independence Disclosure Schedule

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is dated as of December 17, 2020 (the “Execution Date”), by and among Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), Earthstone Energy, Inc., a Delaware corporation (“Earthstone”, and together with EEH, the “Buyer Parties”), and Independence Resources Holdings, LLC, a Delaware limited liability company (“Independence”), and Independence Resources Manager, LLC, a Delaware limited liability company (“Independence Manager” and together with Independence, the “Seller Parties”). Each of EEH, Earthstone, Independence and Independence Manager is sometimes referred to herein individually as a “Party” and, collectively, they are referred to herein as the “Parties.”
RECITALS:
WHEREAS, effective as of the Closing (as defined below), (a)(i) the Seller Parties desire to sell, transfer and convey (or cause to be sold, transferred and conveyed), and EEH desires to acquire from the Seller Parties, all of the issued and outstanding limited liability company interests (the “IRM Interests”) of Independence Resources Management, LLC, a Delaware limited liability company (“Independence Management”), and (ii) Independence desires to sell, transfer and convey (or cause to be sold, transferred and conveyed), and EEH desires to acquire from Independence, all of the issued and outstanding limited liability company interests (the “IRT Interests” and with the IRM Interests, the “Independence Interests”) of Independence Resources Technologies, LLC, a Delaware limited liability company (“Independence Technology”, and together with Independence Management, the “Acquired Entities”), and (b) EEH desires, as consideration for the acquisition of the Independence Interests, to: (i) cause the issuance to Independence of 12,719,594 shares of Class A Common Stock, par value $0.001 per share, of Earthstone (such shares, the “Earthstone Shares” as may be adjusted herein) and (ii) pay the Cash Consideration.
NOW, THEREFORE, in consideration of the premises and mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1Defined Terms. In addition to the terms defined in the introductory paragraph of this Agreement, for purposes hereof, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.
Section 1.2References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause” and words of similar import refer only to the Article, Section, subsection and clause hereof in which such words occur. The words “including” and “includes” (in their various forms) means “including without limitation” and corresponding derivative expressions. The words “shall” and “will” are used interchangeably and have the same meaning. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. References to a Person are also to its permitted successors and permitted assigns.
ARTICLE 2
THE TRANSACTIONS

Section 2.1Assignment of the Independence Interests. At the Closing, upon the terms and subject to the conditions of this Agreement, Independence shall sell, convey, assign, transfer and deliver (or cause to be sold, conveyed, assigned, transferred and delivered) the Independence Interests to EEH, and EEH shall purchase, acquire and accept the Independence Interests (the “Acquisition”).
Section 2.2Issuance of Earthstone Shares and Payment of Cash Consideration.
(a)Prior to Closing, Earthstone shall be deemed to contribute to EEH a number of newly issued, fully paid and nonassessable Earthstone Shares necessary to pay the Purchase Price (as defined below), free and clear of any and all liens, claims and Encumbrances.
(b)At the Closing, upon the terms and subject to the conditions of this Agreement, and as consideration for the Independence Interests purchased by EEH from Seller Parties in the Acquisition (the “Purchase Price”, as may be adjusted herein), EEH shall (i) cause the issuance and delivery of the Earthstone Shares to Independence in accordance with this Agreement and (ii) pay the Cash Consideration in accordance with this Agreement (together with the Acquisition, the “Transactions”).
Section 2.3Closing Payments.

(a)At the Closing, EEH shall (i) wire directly to the applicable lenders the Closing Indebtedness Payoff Amount as specified by Independence to EEH in accordance with this Agreement and (ii) deliver by wire transfer the Independence Cash Payment to Independence.
(b)At the Closing, EEH shall deliver (or cause to be delivered) to Independence the Earthstone Shares, as may be adjusted pursuant to Section 2.4.
Section 2.4Adjusted Stock Consideration. Within the three (3) Business Day period prior to the Closing Date, Buyer Parties and Independence shall work together in good faith to mutually agree to the Adjusted Net Debt amount for purposes of Closing (the “Adjusted Net Debt at Closing”). If the Adjusted Net Debt at Closing exceeds the Adjusted Net Debt Threshold, then the number of Earthstone Shares shall be reduced by an amount equal to the Share Adjustment Amount (the amount of Earthstone Shares as reduced by the Share Adjustment Amount, the “Adjusted Stock Consideration” and the resulting adjusted Purchase Price, the “Adjusted Purchase Price”). The number of Earthstone Shares may not be increased as a result of any adjustment. Independence shall endeavor to cause all royalties that are payable as of the Measurement Time to be paid as of the Measurement Time and shall endeavor to pay all such other payables such that payables shall not be past due by more than sixty (60) days, other than any such amounts being held in suspense in accordance with applicable Law.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except (i) as and to the extent disclosed in the SEC Filings or (ii) as disclosed in the disclosure schedule delivered by Buyer Parties to Seller Parties (the “Earthstone Disclosure Schedule”) prior to the execution of this Agreement (provided that (A) disclosure in any section of the Earthstone Disclosure Schedule shall be deemed to be disclosure with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (B) the mere inclusion of an item in such Earthstone Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect), Buyer Parties represent and warrant to Seller Parties that:
Section 3.1Organization.
(a)Each of the Buyer Parties is a corporation or limited liability company, as the case may be, that is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware. The Buyer Parties have full power and authority to own, lease or otherwise hold and operate the Earthstone Properties and to carry on their businesses as presently conducted. Each Buyer Party is duly qualified and in good standing to do business as a foreign corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

(b)Each Buyer Subsidiary is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the state or country of its formation. Each Buyer Subsidiary has full power and authority to own, lease or otherwise hold and operate the Earthstone Properties and to carry on its business as presently conducted. Each Buyer Subsidiary is duly qualified and in good standing to do business as a foreign corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.
Section 3.2Capitalization of Buyer Parties and Subsidiaries.
(a)The authorized capital stock of Earthstone consists of 250,000,000 shares of common stock, par value $0.001 per share (“Earthstone Common Stock”), classified as 200,000,000 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), and 50,000,000 shares of Class B common stock, par value $0.001 per share (“Class B Common Stock”), and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Earthstone Preferred Stock”). All of the issued and outstanding shares of Earthstone Common Stock have been duly authorized and validly issued in accordance with the Certificate of Incorporation, are fully paid and nonassessable, and, as of the respective dates of the SEC Filings and the Earthstone Financial Statements, were issued and held as described therein. On the date hereof, there are 30,210,749 issued and outstanding shares of Class A Common Stock and 35,009,371 issued and outstanding shares of Class B Common Stock. On the date hereof, except as set forth on Section 3.2(a) of the Earthstone Disclosure Schedule, Earthstone has no Earthstone Preferred Stock or other equity securities issued or outstanding.
(b)As of the date hereof, there are 65,220,120 issued and outstanding EEH Units. All of the issued and outstanding EEH Units have been duly authorized and validly issued in accordance with the EEH Organizational Documents, are fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act), and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The EEH Units owned by Earthstone are owned by Earthstone free and clear of all Encumbrances, other than those arising under Earthstone’s financing documents, restrictions on transfer under federal and state securities laws and as provided in the LLC Agreement. Earthstone is the sole managing member of EEH and has the power and authority to act as the managing member of EEH as provided in the LLC Agreement.
(c)As of the Closing, the Earthstone Shares will be duly authorized in accordance with the Certificate of Incorporation, and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will be issued free and clear of any lien, claim or Encumbrance.
(d)Except for the Earthstone Shares and outstanding options, warrants, restricted stock units, performance stock units or other rights to purchase Earthstone Common Stock set forth in the SEC Filings or as set forth on Section 3.2(d) of the Earthstone Disclosure Schedule, there are no preemptive rights or other rights to subscribe for or to purchase any shares of Earthstone Common Stock or other equity securities of Earthstone. Except for the Earthstone Shares to be issued pursuant to this Agreement or as set forth on Section 3.2(d) of the Earthstone Disclosure Schedule, as of the date hereof, there are no shares of Earthstone Common Stock, shares of Earthstone Preferred Stock or other equity securities of Earthstone held in the treasury of Earthstone, and there are no outstanding options, restricted stock units, performance stock units, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Earthstone Common Stock or other securities of Earthstone.
(e)Earthstone has all requisite power and authority to issue and deliver the Earthstone Shares to EEH, and EEH has all requisite power and authority to cause the transfer and delivery of the Earthstone Shares to Independence, in each case, in accordance with and upon the terms and conditions set forth in this Agreement. As of the date hereof, all corporate or limited liability company action for the authorization, issuance, transfer and delivery of the Earthstone Shares to EEH and Independence, as applicable, shall have been validly taken, and no other authorization by any Person is required therefor.
(f)Except as set forth in Section 3.2(f) of the Earthstone Disclosure Schedule, all of the issued and outstanding equity interests and limited liability company interests of each Buyer Subsidiary are held beneficially and directly or indirectly of record by Earthstone or EEH, as the case may be. All outstanding equity and limited liability company interests each Buyer Subsidiary are validly issued, fully paid and non-assessable, and are not subject to preemptive rights. Except as set forth in Section 3.2(f) of the Earthstone Disclosure Schedule, there are outstanding: (i) no limited liability company interests, voting debt or other voting Securities of any Buyer Subsidiary; (ii) no Securities of any Buyer Subsidiary convertible into or exchangeable for limited liability company interests, or other voting Securities of any Buyer Subsidiary; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any Buyer Subsidiary is a party or by which it is bound, in any case obligating any Buyer Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional limited liability company interests or any other Securities of any Buyer Subsidiary or any other Person or obligating any Buyer Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Closing Date, any member agreements, voting trusts or other agreements or understandings to which any Buyer Subsidiary is a party or by which it is bound relating to the voting of any limited liability company interests or voting Securities of any Buyer Subsidiary. The limited liability company agreements of EEH and each applicable Buyer Subsidiary have been duly authorized, executed and delivered by Earthstone or EEH, as applicable, and are, and will be at the Closing, valid and legally binding agreements, enforceable against EEH or each Buyer Subsidiary, as applicable, and its respective members in accordance with its terms.
Section 3.3Authority Relative to This Agreement. Each of the Buyer Parties has the full power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer Parties of this Agreement and the other Transaction Documents, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized, and no other corporate or limited liability company proceedings on the part of Earthstone or EEH is necessary to authorize the execution, delivery and performance by the Buyer Parties of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer Parties and constitutes, and the other Transaction Documents and each other agreement, instrument or document executed or to be executed by the Buyer Parties in connection with the transactions contemplated hereby or thereby has been, or when executed will be, duly executed and delivered by the Buyer Parties and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Buyer Parties, enforceable against the Buyer Parties in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
Section 3.4Noncontravention. The execution, delivery and performance by the Buyer Parties of this Agreement and the other Transaction Documents and the consummation by the Buyer Parties of the transactions contemplated hereby and thereby do not and will not  conflict with or result in a violation of any provision of the Certificate of Incorporation, certificate of formation, LLC Agreement, bylaws or any other governing instruments of the Buyer Parties or any Buyer Subsidiary,  conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Buyer Parties or any Buyer Subsidiary is a party or by which the Buyer Parties, any Buyer Subsidiary or any Earthstone Property may be bound,  result in the creation or imposition of any Encumbrance upon the Earthstone Properties or  assuming compliance with the matters referred to in Section 3.5, violate any applicable Law binding upon the Buyer Parties or any Buyer Subsidiary.
Section 3.5Governmental Approvals. To the Knowledge of Buyer Parties, no material consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Body is required to be obtained or made by the Buyer Parties in connection with the execution, delivery or performance by the Buyer Parties of this Agreement or the other Transaction Documents or the consummation by it of the transactions contemplated hereby or thereby, other than (a) compliance with any applicable federal or state securities laws, the filing of such other forms, notices and other documents as required under federal securities and state blue sky laws, and (b) filings with Governmental Bodies to occur in the ordinary course following the consummation of the transactions contemplated hereby.
Section 3.6Financial Statements. Each of the financial statements (including any related notes thereto) contained in the SEC Filings (the “Earthstone Financial Statements”) (a) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (b) was prepared from the books and records of Earthstone and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (c) fairly presented in all material respects the financial position of Earthstone at the dates thereof and the results of Earthstone’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.
Section 3.7Absence of Undisclosed Liabilities. To the Knowledge of Buyer Parties, Earthstone does not have any material liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise), including any liability or obligation with respect to the Earthstone Properties (whether accrued, absolute, contingent, unliquidated or otherwise) except (a) liabilities reflected in the latest unaudited interim financial statements filed with the SEC on Form 10-Q for the quarter ended September 30, 2020 (the “Earthstone Interim Financial Statements”) or described in the notes accompanying the Earthstone Interim Financial Statements, (b) liabilities which have arisen since the date of the Earthstone Interim Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract) and (d) liabilities disclosed on Section 3.7 of the Earthstone Disclosure Schedule.
Section 3.8Absence of Certain Changes. As of the Execution Date, except as disclosed on Section 3.8 of the Earthstone Disclosure Schedule, since the date of the Earthstone Interim Financial Statements, (a) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on the assets or financial condition of the Buyer Parties, any Buyer Subsidiary or any of the Earthstone Properties, (b) the business of the Buyer Parties and the Buyer Subsidiaries has been conducted only in the ordinary course consistent with past practice, (c) none of the Buyer Parties or any Buyer Subsidiary has incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets, including the Earthstone Properties, and (d) none of the Buyer Parties or any Buyer Subsidiary has suffered any loss, damage, destruction or other casualty to any of its assets, including the Earthstone Properties (whether or not covered by insurance) that would result in a Material Adverse Effect on the Buyer Parties.
Section 3.9Title to Properties.
(a)To the Knowledge of Buyer Parties, except for property sold or otherwise disposed of, impaired or abandoned in the ordinary course of business since the date of the Earthstone Reserve Report, Earthstone has good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Earthstone Reserve Report as attributable to interests owned or held by Earthstone free and clear of all Encumbrances, except for Encumbrances set forth in Section 3.9(a) of the Earthstone Disclosure Schedule and any other liens, charges, encumbrances, defects or irregularities that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of such oil and gas properties. The oil and gas leases and other agreements that provide Earthstone with operating rights in the oil and gas properties reflected in the Earthstone Reserve Report are in full force and effect as to the oil and gas properties reflected in the Earthstone

Reserve Report, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Earthstone. For purposes of this Section 3.9, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept, acting reasonably.
(b)To the Knowledge of Buyer Parties, all producing oil and gas wells included in the Earthstone Properties operated by Earthstone have been drilled, operated and produced in accordance in all material respects with reasonable, prudent oil and gas field practice and in compliance in all material respects with applicable oil and gas leases and applicable Law. All producing oil and gas wells and related material equipment are in an operable state of repair, adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.
(c)To the Knowledge of Buyer Parties, except as set forth on Section 3.9(c) of the Earthstone Disclosure Schedule, all proceeds from the sale of Hydrocarbons produced from the Earthstone Properties are being received by Earthstone in a timely manner and are not being held in suspense for any reason by any Person by whom proceeds are being paid except for immaterial amounts.
(d)To the Knowledge of Buyer Parties, except as would not, individually or in the aggregate, have a Material Adverse Effect on Earthstone, neither Earthstone (as to wells operated by Earthstone) nor an applicable operator (as to wells not operated by Earthstone), is in material breach of, or default under, any oil and gas lease, oil, gas, and mineral lease and sublease, royalty, overriding royalty, net profits interest, mineral fee interest, carried interest, interests under a concession, production sharing, risk service, technical service, service, or similar agreement that is, or constitutes an interest in, the Earthstone Properties.
Section 3.10Compliance With Laws. Except as disclosed on Section 3.10 of the Earthstone Disclosure Schedule, to the Knowledge of Buyer Parties, Earthstone has complied in all material respects with all applicable Laws (including Environmental Laws). Except as disclosed on Section 3.10 of the Earthstone Disclosure Schedule, Earthstone has not received any written notice from any Governmental Body, which has not been dismissed or otherwise disposed of, that Earthstone has not so complied. Earthstone has not been charged or, to the Knowledge of Buyer Parties, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of Earthstone.
Section 3.11Tax Matters.
(a)Earthstone and each of the Earthstone Subsidiaries have filed all Tax Returns required to be filed by such entities, including those relating to real and personal property taxes, ad valorem taxes, severance taxes and any other Taxes imposed on or with respect to assets owned by such entities, including the Earthstone Properties and any production therefrom. All such Tax Returns have been timely filed with the applicable taxing authority, except as set forth on Section 3.11(a) of the Earthstone Disclosure Schedule, and all Taxes owed by Earthstone and each of the Earthstone Subsidiaries that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return).
(b)There are no liens for Taxes (other than for Taxes not yet due and payable) upon Earthstone, the Earthstone Subsidiaries or any of their assets, including the Earthstone Properties.
(c)There has been no issue raised or adjustment proposed (and to the Knowledge of Buyer Parties and the Earthstone Subsidiaries, none is pending) by the IRS or any other taxing authority in connection with any Tax Return of Earthstone or any of the Earthstone Subsidiaries, nor has Earthstone or any of the Earthstone Subsidiaries received any written notice from the IRS or any such other taxing authority that any Tax Return of Earthstone or any of its Subsidiaries is being audited or may be audited or examined.
(d)Neither Earthstone nor any of the Earthstone Subsidiaries has received a written notice of a claim made by any taxing authority in a jurisdiction where Earthstone or any of the Earthstone Subsidiaries does not file Tax Returns that it is or may be subject to Tax in such jurisdiction.
(e)Neither Earthstone nor any of the Earthstone Subsidiaries has agreed to the extension of any statute of limitations on the assessment or collection of any Tax or with respect to any Tax Return of Earthstone or the Earthstone Subsidiaries.
(f)There are no Tax rulings, requests for rulings or closing agreements with any taxing authority with respect to Earthstone or any of the Earthstone Subsidiaries.
(g)Neither Earthstone nor any of the Earthstone Subsidiaries (i) has any current or potential contractual obligation, through Tax sharing agreements or otherwise, to indemnify any other Person with respect to Taxes or to make any distribution with respect to any current or future tax liability or (ii) has been a member of an affiliated group filing a consolidated income Tax Return (other than of a group the common parent of which is Earthstone) or has any liability for the Taxes of any Person (other than Earthstone or any of the Earthstone Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise.
(h)Neither Earthstone nor any of the Earthstone Subsidiaries has (i) participated, or is currently participating, in any listed transactions or any other reportable transactions within the meaning of Treasury Regulation § 1.6011-4(b), or (ii) engaged or is currently engaging in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.
(i)Neither Earthstone nor any of the Earthstone Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code that is reasonably likely to result in the imposition of Tax on Earthstone or any of the Earthstone Subsidiaries under Section 355(e) of the Code as a result of the transactions contemplated by this Agreement.
(j)Except for Earthstone and Lynden USA Inc., which are each treated as a corporation for U.S. federal income Tax purposes, and EEH, which is treated as a partnership for U.S. federal income Tax purposes, each Buyer Subsidiary is treated as an entity disregarded as separate from Earthstone or EEH, as applicable, for U.S. federal income Tax purposes pursuant to Treasury Regulation § 301.7701-3.
(k)A Push-Out Election has been made with respect to any “imputed underpayment” (as defined in Section 6225 of the Code) or similar assessment under state, local, and non-U.S. Tax Law, for which EEH has received a notice of final partnership adjustment.
Section 3.12Legal Proceedings. Except as set forth on Section 3.12 of the Earthstone Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of Buyer Parties, threatened against or involving the Buyer Parties or rights of the Buyer Parties with respect to any of their assets, including the Earthstone Properties (including those Proceedings arising under or pursuant to Environmental Law). The Buyer Parties are not subject to any material judgment, order, writ, injunction, or decree of any Governmental Body (including those judgments, orders, writs, injunctions, or decrees issued pursuant to Environmental Laws). There are no Proceedings pending or, to the Knowledge of Buyer Parties, threatened against the Buyer Parties or their assets, including the Earthstone Properties, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect the Buyer Parties’ ability to consummate the transactions contemplated hereby.
Section 3.13Brokerage Fees. Except as disclosed on Section 3.13 of the Earthstone Disclosure Schedule, none of the Buyer Parties nor any Affiliate of the Buyer Parties has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any other transaction.
Section 3.14Permits. The Buyer Parties hold all material Permits (including those issued pursuant to Environmental Laws) necessary or required for the conduct of their business as currently conducted. Each of such Permits is in full force and effect and the Buyer Parties are in material compliance with each such Permit. Except as disclosed on Section 3.14 of the Earthstone Disclosure Schedule, the Buyer Parties have not received any written notice from any Governmental Body and no Proceeding is pending or, to the Knowledge of Buyer Parties, threatened with respect to any alleged failure by the Buyer Parties to have any Permit.
Section 3.15Environmental Matters. Except as disclosed on Section 3.15 of the Earthstone Disclosure Schedule, and except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Buyer Parties have not received any written notice of any investigation or inquiry regarding the Earthstone Properties from any Governmental Body under any Environmental Laws; (b) to the Knowledge of Buyer Parties, the Earthstone Properties have not been used for disposal of any Hazardous Substance; (c) to the Knowledge of Buyer Parties,

there are no facts or circumstances that exist that could result in any obligations or liabilities under any Environmental Laws; and (d) there has been no Release, or threatened Release, of Hazardous Substances that would result in any liabilities or other obligations under any Environmental Laws.
Section 3.16Revenue and Expense Information; Records. The property list, cash receipts, disbursements and production volumes with respect to the Earthstone Properties are true and correct in all material respects. The Buyer Parties have not received any written notice of and does not have Knowledge of any material adverse claim against the Buyer Parties’ title to the Earthstone Properties. The Earthstone Records are true and correct in all material respects and accurately reflect the ownership and, to the extent the Earthstone Properties are operated by the Buyer Parties, operation of the Earthstone Properties by the Buyer Parties.
Section 3.17Commitments. Except as set forth on Section 3.17 of the Earthstone Disclosure Schedule, to Buyer Parties’ Knowledge, the Buyer Parties have incurred no material expenses, and has made no commitments to make material expenditures (and the Buyer Parties have not entered into any agreements that would obligate the Buyer Parties to make material expenditures), in connection with (and no other material obligations or liabilities have been incurred, outside the ordinary course of business consistent with past practices in connection with) the ownership or operation of the Earthstone Properties after the Closing Date.
Section 3.18No Alienation. Except as set forth on Section 3.18 of the Earthstone Disclosure Schedule, since September 30, 2020, the Buyer Parties have not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Earthstone Properties, other than in the ordinary course of business (including the replacement of equipment for equipment of reasonably equivalent or greater value or the sale of Hydrocarbons produced from the Earthstone Properties in the regular course of business).
Section 3.19Make-Up Rights. To Buyer Parties’ Knowledge, the Buyer Parties have not, nor has any other Person, received prepayments (including but not limited to, payments for gas not taken pursuant to “take-or-pay” or similar arrangements) for any Hydrocarbons produced from the Earthstone Properties as a result of which the obligation does or may exist to deliver Hydrocarbons produced from the Earthstone Properties after the Closing Date without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash, and the working interest owners have not so delivered any Hydrocarbons from the Earthstone Properties or so made any such repayment in cash.
Section 3.20Imbalance. Any Imbalance among the owners of the interests in the wells and units included in the Earthstone Properties are consistent with those that are normal and customary in the oil and gas industry, and Section 3.20 of the Earthstone Disclosure Schedule sets forth all material gas imbalances affecting the Earthstone Properties as of the date set forth thereon. To Buyer Parties’ Knowledge, no condition exists affecting the operation of the Earthstone Properties which has materially impaired, or could reasonably be expected to materially impair, production from or the operations of the Earthstone Properties.
Section 3.21Employees. There are no collective bargaining agreements or other labor union contracts applicable to any employees of Earthstone. Earthstone is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices and wages, hours and other terms and conditions of employment in respect of its employees, and has no material accrued liability for any arrears of past-due wages or any material Taxes or penalties for failure to comply with any thereof. There is no pending or, to the Knowledge of Earthstone, threatened material Proceeding against or involving Earthstone by or before, and Earthstone is not subject to any judgment, order, writ, injunction or decree of or material inquiry from, any Governmental Body in connection with any current, former or prospective employee of Earthstone.
Section 3.22Agreements, Contracts and Commitments.
(a)Other than as set forth in the Annual Report on Form 10-K, Quarter Reports on Form 10-Q and Current Reports on Form 8-K filed by Earthstone since January 1, 2018, there are no leases, contracts, agreements and instruments to which any Buyer Party or any Buyer Subsidiary is a party and which is in any single case of material importance to the conduct of the business of Earthstone. Earthstone has provided to Independence true and correct copies of each Earthstone Material Contract.
(b)Except as set forth on Section 3.22(b) of the Earthstone Disclosure Schedule and as contemplated hereby, neither the Buyer Parties nor any Buyer Subsidiary has as of the date hereof (i) any agreements with executive officers that contain any change in control related payments or severance, notice of termination pay or benefit liabilities or obligations, (ii) any agreement of guarantee or indemnification running from the Buyer Parties or any Buyer Subsidiary to any Person except as provided in Earthstone’s Certificate of Incorporation and bylaws, or (iii) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of the Earthstone Common Stock or any other outstanding securities of the Buyer Parties or any Buyer Subsidiary.
(c)Except as set forth on Section 3.22(c) of the Earthstone Disclosure Schedule, none of the Buyer Parties or any Buyer Subsidiary has materially breached, nor to the Buyer Parties’ Knowledge is there any claim or any legal basis for a claim that any of the Buyer Parties or any Buyer Subsidiary has materially breached, any of the terms or conditions of any Earthstone Material Contract or any other agreement, contract or commitment set forth in the Earthstone Disclosure Schedule.
Section 3.23Hedging. Except as set forth on Section 3.23 of the Earthstone Disclosure Schedule, none of the Buyer Parties or any Buyer Subsidiary is engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments. Section 3.23 of the Earthstone Disclosure Schedule sets forth obligations of the Buyer Parties and the Buyer Subsidiaries for the delivery of Hydrocarbons attributable to any of the Earthstone Properties in the future on account of prepayment, advance payment, take or pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth on Section 3.23 of the Earthstone Disclosure Schedule, as of the date hereof, none of the Buyer Parties or any Buyer Subsidiary is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
Section 3.24No Participating Hydrocarbons. Except as set forth on Section 3.24 of the Earthstone Disclosure Schedule, the Earthstone Properties do not include any unleased Hydrocarbons where the Buyer Parties or any Buyer Subsidiary has agreed to bear a share of drilling, operating or other costs as a participating mineral owner.
Section 3.25Regulatory Agencies. Except as set forth on Section 3.25 of the Earthstone Disclosure Schedule, all currently effective filings heretofore made by the Buyer Parties with the Federal Energy Regulatory Commission (“FERC”), and all other federal, state and local agencies or commissions (collectively, the “Regulatory Agencies”) were made in compliance with applicable Laws and the factual information contained therein was true and correct in all material respects as of the respective dates of such filings. The right of the Buyer Parties to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Governmental Body has not been suspended, and the Buyer Parties have not received written notification questioning the validity of any such tariff, rate schedule or similar instrument which is material to the operations of the Earthstone Properties, taken as a whole, from any Governmental Body or customer. None of the Buyer Parties, the Buyer Subsidiaries or any portion of the Earthstone Properties is subject to the jurisdiction of FERC under the Natural Gas Act of 1938 (“NGA”).
Section 3.26Non-Consent. Except as set forth on Section 3.26 of the Earthstone Disclosure Schedule, to Buyer Parties’ Knowledge, there are no material operations involving any of the Earthstone Properties to which any of the Buyer Parties or any Buyer Subsidiary has become a non-consenting party.
Section 3.27Property Boundaries. To Buyer Parties’ Knowledge, all of the Earthstone Properties have been drilled and completed, as applicable, within the boundaries of the Earthstone Properties or within the limits otherwise permitted by contract, pooling or unit agreements, and by applicable Law; and all drilling and completion of the Earthstone Properties and all development and operations on the Earthstone Properties have been conducted in all material respects in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency.
Section 3.28No Other Royalties. Except as expressly set forth in the Earthstone Reserve Report, to Buyer Parties’ Knowledge, the Earthstone Properties are not burdened by any material royalty, overriding royalty interests, production payments or other material burdens on production.
Section 3.29Reserve Reports. All information (excluding assumptions and estimates, but including the statement of the percentage of Hydrocarbons reserves from the wells and other interests evaluated therein to which Earthstone is entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Earthstone) supplied to Cawley, Gillespie & Associates, Inc. by or on behalf of Earthstone that was material to such firms’ estimates of proved Hydrocarbons reserves attributable to the Earthstone Properties in connection with the preparation of the proved Hydrocarbons reserve report concerning the

Hydrocarbons of Earthstone as of December 31, 2019 (the “Earthstone Reserve Report”) was (at the time supplied or as modified or amended prior to the date hereof) to Buyer Parties’ Knowledge accurate in all material respects and Earthstone has no Knowledge of any material errors in such information that existed as of the date hereof. Set forth on Section 3.29 of the Earthstone Disclosure Schedule is a list of all material Hydrocarbons, properties, interests and assets that were included in the Earthstone Reserve Report that have been disposed of, impaired or abandoned prior to the date hereof. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Earthstone Reserve Report that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Earthstone.
Section 3.30NYSE Listing. The issued and outstanding shares of Class A Common Stock are listed for trading on the New York Stock Exchange (“NYSE”). Earthstone is in compliance in all material respects with all applicable rules and regulations of the NYSE. Earthstone has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act.
Section 3.31SEC Filings. Earthstone has timely filed and furnished with the SEC all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents required to be filed by it since January 1, 2018 under the Securities Act, the Exchange Act, and all other federal securities laws. All forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including all amendments thereto) filed or furnished on a voluntary basis on Form 8-K by Earthstone with the SEC since such date are herein collectively referred to as the “SEC Filings.” The SEC Filings, at the time filed, complied as to form in all material respects with applicable requirements of federal securities laws. None of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All Earthstone Material Contracts have been included in the SEC Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Filings. Earthstone has not received any notification that any of the SEC Filings is the subject of ongoing SEC review or investigation.
Section 3.32Securities Laws. Assuming Independence’s representations contained in this Agreement are true and correct, the offer and sale of the shares comprising the Earthstone Shares (a) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and (c) are and will be accomplished in conformity with all other federal and applicable state securities laws.
Section 3.33Sarbanes-Oxley Compliance; Controls and Procedures. Except as set forth on Section 3.33 of the Earthstone Disclosure Schedule, the Buyer Parties, the Buyer Subsidiaries

and the Earthstone Board are in compliance with all applicable provisions of Sarbanes-Oxley and all applicable rules and regulations of the NYSE. Earthstone maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, and legal and regulatory compliance controls (collectively, “Earthstone Internal Controls”) that comply with the applicable federal securities laws and the rules and regulations of the SEC and are sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Earthstone Internal Controls are overseen by the Audit Committee (the “Earthstone Audit Committee”) of the Earthstone Board in accordance with rules and regulations of the NYSE. Except as set forth on Section 3.33 of the Earthstone Disclosure Schedule, Earthstone has not publicly disclosed or reported to the Earthstone Audit Committee or the Earthstone Board, and within the next ninety (90) days Earthstone does not reasonably expect to publicly disclose or report to the Earthstone Audit Committee or the Earthstone Board, a significant deficiency, material weakness, change in Earthstone Internal Controls or fraud involving management or other employees who have a significant role in Earthstone Internal Controls, any violation of, or failure to comply with, the federal securities laws and the rules and regulations of the SEC, or any matter which, if determined adversely, would reasonably be expected to have a Material Adverse Effect.
Section 3.34Benefit Plans.
(a)Section 3.34(a) of the Earthstone Disclosure Schedule sets forth an accurate and complete list of each material Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by Earthstone or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of Earthstone or any of its Subsidiaries, or with respect to which Earthstone or any of its Subsidiaries has any current or contingent liability (each, an “Earthstone Benefit Plan”).
(b)With respect to each material Earthstone Benefit Plan, Earthstone has delivered or made available to Independence true and complete copies of each such plan, including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles, all amendments thereto, all summaries and summary plan descriptions (including any summary of material modifications) and the most recent determination letter (or opinion letter) received from the IRS.
(c)Each Earthstone Benefit Plan has been operated in all material respects in compliance with applicable law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any Governmental Body with respect to each Earthstone Benefit Plan have, in all material respects, been timely and completely filed or distributed.
(d)Each Earthstone Benefit Plan that is intended to be qualified under Section 401(a) of the Code has a current favorable determination letter or is based on a prototype document that has received a favorable opinion letter, and no such Earthstone Benefit Plan has been amended or operated in a way which could reasonably be expected to adversely affect its qualified status or the qualified status of its related trust.
Section 3.35Anti-Corruption; Anti-Money Laundering; Economic Sanctions.
(a)None of the Buyer Parties nor any Buyer Subsidiaries or Affiliates of the Buyer Parties, nor any director, officer or employee, nor, to Buyer Parties’ Knowledge, any agent or representative of the Buyer Parties or any of their Subsidiaries or Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Buyer Parties and their Subsidiaries and Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.
(b)The operations of the Buyer Parties and the Buyer Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and the applicable anti-money laundering statutes of jurisdictions where the Buyer Parties and the Buyer Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Buyer Parties or any of the Buyer Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Buyer Parties, threatened.
(c)None of the Buyer Parties nor any Buyer Subsidiaries, nor any director, officer, or employee thereof, nor, to Buyer Parties’ Knowledge, any agent, affiliate or representative of the Buyer Parties or any Buyer Subsidiaries, is an individual or entity (“Sanctions Person”) that is, or is owned or controlled by a Sanctions Person that is: (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council (UN), the European Union (EU), Her Majesty’s Treasury (UK HMT), the Swiss Secretariat of Economic Affairs (SECO), the Hong Kong Monetary Authority (HKMA), the Monetary Authority of Singapore (MAS), or other relevant sanctions authority (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria). None of the Buyer Parties nor any Buyer Subsidiaries will, directly or indirectly, use the proceeds from the Transactions, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Sanctions Person: (i) to fund or facilitate any activities or business of or with any Sanctions Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (ii) in any other manner that will result in a violation of Sanctions by any Sanctions Person. For the past five (5) years, the Buyer Parties and the Buyer Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Sanctions Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
Section 3.36Debt Financing. EEH has received commitments from lending institutions adequate to increase the borrowing base under the Earthstone Credit Facility to $360.0 million upon the acquisition of the Acquired Entities (the “Debt Financing”). As of the Execution Date, Earthstone has provided to Independence complete copies of such commitments and any material related transaction documents. Earthstone will have, upon receipt of the funds contemplated by the Debt Financing, sufficient available funds on hand for it to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.
Section 3.37Investment Company Status. Neither Earthstone nor EEH is, and after giving effect to the Transactions, neither Earthstone nor EEH will be, (a) an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (b) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).
Section 3.38No Additional Representations. Except for the representations and warranties made in this Article 3, none of the Buyer Parties nor any other Person on behalf of the Buyer Parties makes any express or implied representation or warranty with respect to the Buyer Parties or the Buyer Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and the Buyer Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of the Buyer Parties nor any other Person on behalf of the Buyer Parties makes or has made any representation or warranty to Independence, any of its Subsidiaries or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Buyer Parties or any of the Buyer Subsidiaries or their respective businesses; or (b) except for the representations and warranties made by the Buyer Parties in this Article 3, any oral or written information presented to Independence, any of its Subsidiaries or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Buyer Parties or any of the Buyer Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as disclosed in the disclosure schedule delivered by Seller Parties to the Buyer Parties (the “Independence Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of the Independence Disclosure Schedule shall be deemed to be disclosure with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Independence Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect), Seller Parties represent and warrant to Buyer Parties that:
Section 4.1Organization.
(a)Each of the Seller Parties is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller Parties have full power and authority to carry on its business as presently conducted. Each of the Seller Parties is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of the Independence Properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.
(b)Each Independence Subsidiary and Independence Company Subsidiary is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Independence Subsidiary and Independence Company Subsidiary has full power and authority to own, lease or otherwise hold and operate the Independence Properties and to carry on its business as presently conducted. Each Independence Subsidiary and Independence Company Subsidiary is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.
Section 4.2Capitalization of the Independence Companies and the Independence Company Subsidiaries.
(a)The issued and outstanding limited liability company interests of the Independence Companies are held of record by those individuals and entities set forth in Section 4.2(a) of the Independence Disclosure Schedule, in the percentages set forth therein, and constitute all of the issued and outstanding limited liability company interests of the Independence. Except as set forth in Section 4.2(a) of the Independence Disclosure Schedule, there are outstanding: (i) no limited liability company interests, voting debt or other voting Securities of the Independence Companies; (ii) no Securities of the Independence Companies convertible into or exchangeable for limited liability company interests, or other voting Securities of the Independence Companies; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which an Independence Company is a party or by which it is bound in any case obligating an Independence Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional limited liability company interests or any other Securities of an Independence Company or any other Person or obligating an Independence Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Closing Date any member agreements, voting trusts or other agreements or understandings to which the Independence Companies are a party or by which it is bound relating to the voting of any limited liability company interests or voting Securities of the Independence Companies.
(b)All of the issued and outstanding limited liability company interests of each Independence Company Subsidiary are held beneficially and directly or indirectly of record by those individuals and entities set forth in Section 4.2(b) of the Independence Disclosure Schedule, in the percentages set forth therein, and constitute all of the issued and outstanding limited liability company interests of each Independence Company Subsidiary. All outstanding limited liability company interests of each Independence Company Subsidiary are validly issued, fully paid and non-assessable, and are not subject to preemptive rights. Except as set forth in Section 4.2(b) of the Independence Disclosure Schedule, there are outstanding: (i) no limited liability company interests, voting debt or other voting Securities of any Independence Company Subsidiary; (ii) no Securities of any Independence Subsidiary convertible into or exchangeable for limited liability company interests, or other voting Securities of any Independence Company Subsidiary; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any Independence Company Subsidiary is a party or by which it is bound, in any case obligating any Independence Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional limited liability company interests or any other Securities of any Subsidiary or any other Person or obligating any Independence Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Closing Date any member agreements, voting trusts or other agreements or understandings to which any Independence Subsidiary or Independence Company Subsidiary is a party or by which it is bound relating to the voting of any limited liability company interests or voting securities of any Independence Company Subsidiary. The limited liability company agreements of each Independence Company Subsidiary have been duly authorized, executed and delivered and are, and will be at the Closing, valid and legally binding agreements, enforceable against each Independence Company Subsidiary and its member in accordance with its terms.
Section 4.3Authority Relative to This Agreement. Each of the Seller Parties has the full power and authority to execute and deliver this Agreement and the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Seller Parties of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized, and no other limited liability company proceedings on the part of Independence or Independence Manager is necessary to authorize the execution, delivery and performance by the Seller Parties of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. The Board of Managers and the members of Independence, in accordance with its limited liability company agreement and the Delaware Limited Liability Company Act, have approved the Acquisition, this Agreement and the other Transaction Documents. This Agreement has been duly executed and delivered by the Seller Parties and constitutes, and the other Transaction

Documents and each other agreement, instrument or document executed or to be executed by the Seller Parties in connection with the transactions contemplated hereby or thereby has been, or when executed will be, duly executed and delivered by the Seller Parties and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Seller Parties, enforceable against the Seller Parties in accordance with its respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
Section 4.4Noncontravention. Except as otherwise indicated on Section 4.4 of the Independence Disclosure Schedule, the execution, delivery and performance by the Seller Parties of this Agreement and the other Transaction Documents, and the consummation by the Seller Parties of the transactions contemplated hereby and thereby, do not and will not  conflict with or result in a violation of any provision of the limited liability company agreement or other governing instruments of the Seller Parties, any Independence Subsidiary or any Independence Company Subsidiary,  conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Independence, Independence Manager or any Independence Subsidiary is a party or by which Independence, Independence Manager, any Independence Subsidiary, any Independence Company Subsidiary or any of the Independence Properties may be bound,  result in the creation or imposition of any Encumbrance upon the Independence Properties or  assuming compliance with the matters referred to in Section 3.5, violate any applicable Law binding upon Independence, Independence Manager, any Independence Subsidiary, or any Independence Company Subsidiary except, in the case of clauses (b), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Independence.
Section 4.5Governmental Approvals. To the Knowledge of Seller Parties, no material consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Body is required to be obtained or made by the Seller Parties in connection with the execution, delivery or performance by it of this Agreement or the other Transaction Documents or the consummation by them of the transactions contemplated hereby or thereby, other than (a) compliance with any applicable state securities or takeover laws, and (b) filings with Governmental Bodies to occur in the ordinary course following the consummation of the transactions contemplated hereby.
Section 4.6Financial Statements. Independence has delivered to Earthstone (a) the audited consolidated balance sheets of Independence as of December 31, 2017, 2018 and 2019, and the related audited statements of operations, members’ equity and cash flows for the years then ended, and the notes and schedules thereto (the “Audited Independence Financial Statements”), and (b) the unaudited consolidated balance sheet of Independence as of September 30, 2020, and the related statement of operations and comprehensive income for the nine months then ended (the “Unaudited Independence Financial Statements” and together with the Audited Independence Financial Statements, the “Independence Annual Financial Statements”). The Independence Annual Financial Statements (i) have been prepared from the books and records of Independence and in accordance with GAAP applied on a basis consistent with preceding years throughout the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Independence Financial Statements, subject to normal and year-end audit adjustments as permitted by GAAP), and (ii) fairly present in all material respects the consolidated financial position of Independence as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended.
Section 4.7Absence of Undisclosed Liabilities. As of the Execution Date, to the Knowledge of Seller Parties, Independence does not have any material liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise), including any liability or obligation with respect to the Independence Properties (whether accrued, absolute, contingent, unliquidated or otherwise), except (a) liabilities reflected in the Unaudited Independence Financial Statements, (b) liabilities which have arisen since the date of the Unaudited Independence Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract) and (d) liabilities disclosed on Section 4.7 of the Independence Disclosure Schedule.
Section 4.8Absence of Certain Changes. As of the Execution Date, except as disclosed on Section 4.8 of the Independence Disclosure Schedule, since the date of the Unaudited Independence Financial Statements, (a) there has not been any material adverse change in, or any event or condition that would reasonably be expected to result in any Material Adverse Effect on the assets or financial condition of any Independence Subsidiary or any of the Independence Properties, (b) the business of the Independence Subsidiaries has been conducted only in the ordinary course consistent with past practice, (c) none of the Seller Parties or any Independence Subsidiary has incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets, including the Independence Properties, and (d) none of the Seller Parties or any Independence Subsidiary has suffered any loss, damage, destruction or other casualty to any of its assets, including any of the Independence Properties (whether or not covered by insurance) that would result in a Material Adverse Effect on the Buyer Parties.
Section 4.9Title to Properties.
(a)Except for property sold or otherwise disposed of, impaired or abandoned in the ordinary course of business since the dates of the Independence Reserve Report, Independence Management has good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Independence Reserve Report as attributable to interests owned or held by Independence Management free and clear of all Encumbrances, except for Encumbrances set forth in Section 4.9(a) of the Independence Disclosure Schedule and any other liens, charges, encumbrances, defects or irregularities that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of such oil and gas properties. The oil and gas leases and other agreements that provide Independence Management with operating rights in the oil and gas properties reflected in the Independence Reserve Report are in full force and effect as to the oil and gas properties reflected in the Independence Reserve Report, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Independence. For purposes of this Section 4.9, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept, acting reasonably.
(b)To the Knowledge of Seller Parties, all producing oil and gas wells included in the Independence Properties have been drilled, operated and produced in accordance in all material respects with reasonable, prudent oil and gas field practice and in compliance in all material respects with applicable oil and gas leases and applicable Law. All producing oil and gas wells and related material equipment are in an operable state of repair, adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.
(c)To the Knowledge of Seller Parties, except as set forth on Section 4.9(c) of the Independence Disclosure Schedule, all proceeds from the sale of Hydrocarbons produced from the Independence Properties are being received by Independence in a timely manner and are not being held in suspense for any reason by any Person by whom proceeds are being paid except for immaterial amounts.
(d)To the Knowledge of Seller Parties, except as would not, individually or in the aggregate, have a Material Adverse Effect on Independence, neither Independence Management (as to wells operated by Independence Management) nor an applicable operator (as to wells not operated by Independence Management), is in material breach of, or default under, any oil and gas lease, oil, gas, and mineral lease and sublease, royalty, overriding royalty, net profits interest, mineral fee interest, carried interest, interests under a concession, production sharing, risk service, technical service, service, or similar agreement that is, or constitutes an interest in, the Independence Properties.
Section 4.10Compliance With Laws. Except as disclosed on Section 4.10 of the Independence Disclosure Schedule, to the Knowledge of Seller Parties, each Independence Company has complied in all material respects with all applicable Laws (including Environmental Laws). Except as disclosed on Section 4.10 of the Independence Disclosure Schedule, no Independence Company has received any written notice from any Governmental Body, which has not been dismissed or otherwise disposed of, that an Independence Company has not so complied. No Independence Company has been charged or, to the Knowledge of Independence, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of any Independence Company.

Section 4.11Taxes. Except as set forth on Section 4.11(a) of the Independence Disclosure Schedule (and identifying in such schedule the corresponding subsection set forth below to which such disclosure pertains):
(a)All Tax Returns required to have been filed by or with respect to the Acquired Entities and each of their Subsidiaries have been properly prepared and timely filed, including those relating to real and personal property taxes, ad valorem taxes, severance and production taxes, and any other Taxes imposed on or with respect to assets owned by such entities, including the Independence Properties and any production therefrom. All such Tax Returns are true, correct and complete in all material respects, have been timely filed with the applicable taxing authority, and all Taxes required to be paid by or with respect to the Acquired Entities and each of their Subsidiaries that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return).
(b)Seller Parties have made available to Buyer Parties (i) true, correct and complete copies of all U.S. federal income and other material Tax Returns of the Acquired Companies and their Subsidiaries, and (ii) all examination reports, and statements of deficiencies asserted against, assessed against, or agreed to by such entities.
(c)Each of the Acquired Entities and their Subsidiaries has timely withheld or collected and paid over to the appropriate Governmental Body all material Taxes required by Law to be withheld or collected by them in connection with amounts paid or owing to, or allocated to, any employee, former employee, independent contractor, creditor, member or other equityholder or other similar Person, including any material state or local Taxes required to be withheld with respect to any distribution or any allocation of taxable income to any member or other equityholder, and all material Tax Returns, including IRS Forms W-2 and 1099, required with respect thereto have been properly completed and timely filed with the appropriate Governmental Body. Each of the Acquired Entities and their Subsidiaries has properly received and maintained any and all certificates, forms and other similar documents required by Law for any exemption from withholding and remitting any material Taxes. Except as would not reasonably be expected to result in material liability to the Acquired Entities and the Subsidiaries, each Person providing services to the Acquired Entities and their Subsidiaries has been properly classified as an employee or independent contractor, as the case may be, for all U.S. federal income Tax purposes.
(d)The unpaid Taxes of or with respect to the Acquired Entities and their Subsidiaries (i) do not, as of the date of the Unaudited Independence Financial Statements, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Independence Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Entities in filing their Tax Returns.
(e)There are no liens for Taxes (other than for Taxes not yet due and payable) upon the Acquired Entities or their Subsidiaries or any of their assets, including the Independence Properties.

(f)There has been no issue raised or adjustment proposed (and to the Knowledge of the Seller Parties, none is pending) by the IRS or any other taxing authority in connection with any Tax Return of the Acquired Entities or any of their Subsidiaries, nor have the Seller Parties, Acquired Entities or any of their Subsidiaries received any written notice from the IRS or any such other taxing authority that any Tax Return of the Acquired Entities or any of their Subsidiaries is being audited or may be audited or examined.
(g)Neither the Seller Parties, Acquired Entities nor any of their Subsidiaries has received a written notice of a claim made by any taxing authority in a jurisdiction where the Acquired Entities or any of their Subsidiaries does not file Tax Returns that it is or may be subject to Tax in such jurisdiction. The Seller Parties, Acquired Entities and their Subsidiaries have not approached any taxing authority for the purpose of resolving any delinquent Tax liability of the Acquired Entities or their Subsidiaries, including through voluntary disclosure proceedings or similar proceedings.
(h)Neither the Acquired Entities nor any of their Subsidiaries has waived or agreed to the extension of any statute of limitations on the assessment or collection of any Tax or with respect to any Tax Return of the Acquired Entities or their Subsidiaries.
(i)There are no Tax rulings, requests for rulings or closing agreements with any taxing authority with respect to the Acquired Entities or any of their Subsidiaries.
(j)Neither the Seller Parties (with respect to clause (ii) below), Acquired Entities nor any of their Subsidiaries (i) has any current or potential contractual obligation, through Tax sharing agreements or otherwise, to indemnify any other Person with respect to Taxes or to make any distribution with respect to any current or future Tax liability with respect to the Acquired Entities or any of their Subsidiaries or (ii) has been a member of an affiliated group filing a consolidated income Tax Return or has any liability for the Taxes of any Person (other than the Acquired Entities or any of their Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise.
(k)Neither the Acquired Entities nor any of their Subsidiaries has (i) participated, or is currently participating, in any listed transactions or any other reportable transactions within the meaning of Treasury Regulation § 1.6011-4(b), or (ii) engaged or is currently engaging in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.
(l)Neither the Acquired Entities nor any of their Subsidiaries (i) has applied for or accepted (A) any loan pursuant to the “Paycheck Protection Program” in Sections 1102 and 1106 of The Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (2020) (“CARES Act”), or (B) any funds pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act, or (ii) has claimed any payroll tax credit or deferral under Sections 2301 or 2302 of the CARES Act.

(m)Any entity in which an Acquired Entity holds equity interests that is treated as a partnership for U.S. federal income tax purposes has a valid election under Section 754 of the Code in effect for any taxable year of such entity that includes the Closing Date.
(n)A Push-Out Election has been made with respect to any “imputed underpayment” (as defined in Section 6225 of the Code) or similar assessment under state, local, and non-U.S. Tax Law, for which Independence Management has received a notice of final partnership adjustment.
(o)Independence and Independence Management are each treated as a partnership for U.S. federal income Tax purposes. Independence Manager is treated as a corporation for U.S. federal income Tax purposes. Each of Independence Technology and the Independence Company Subsidiaries is treated as a disregarded entity for U.S. federal income Tax purposes pursuant to Treasury Regulations Section 301.7701-3.
The term “material” for purposes of this Section 4.11, solely in the context of a monetary amount of Taxes, means Taxes in a combined amount in excess of ten thousand dollars ($10,000.00).
Section 4.12Legal Proceedings. Except as set forth on Section 4.12 of the Independence Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of Independence, threatened against or involving Independence, any Independence Subsidiary or rights of Independence or any Independence Subsidiary with respect to any of their assets, including the Independence Properties (including those Proceedings arising under or pursuant to Environmental Law). Neither Independence nor any Independence Subsidiary is subject to any material judgment, order, writ, injunction, or decree of any Governmental Body (including those judgments, orders, writs, injunctions, or decrees issued pursuant to Environmental Law). There are no Proceedings pending or, to the Knowledge of Independence, threatened against Independence, any Independence Subsidiary or their assets, including the Independence Properties, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect Independence’s ability to consummate the transactions contemplated hereby.
Section 4.13Brokerage Fees. Except as set forth on Section 4.13 of the Independence Disclosure Schedule, neither Independence nor any Affiliate of Independence has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any other transaction.
Section 4.14Permits. Independence or its Subsidiary, as applicable, holds all material Permits (including those issued pursuant to Environmental Laws) necessary or required for the conduct of its business as currently conducted. Each of such Permits is in full force and effect and Independence or its Subsidiary, as applicable, is in material compliance with each such Permit. Except as disclosed on Section 4.14 of the Independence Disclosure Schedule, Independence has not received any written notice from any Governmental Body and no Proceeding is pending or, to the Knowledge of Independence, threatened with respect to any alleged failure by Independence or its Subsidiary to have any Permit.

Section 4.15Environmental Matters. Except as disclosed on Section 4.15 of the Independence Disclosure Schedule, and except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) Independence has not received any written notice of any investigation or inquiry regarding the Independence Properties from any Governmental Body under any Environmental Laws; (b) to the Knowledge of Independence, the Independence Properties have not been used for disposal of any Hazardous Substance; (c) to the Knowledge of Independence, there are no facts or circumstances that exist that could result in any obligations or liabilities under any Environmental Laws; and (d) there has been no Release, or threatened Release, of Hazardous Substances that would result in any liabilities or other obligations under any Environmental Laws.
Section 4.16Revenue and Expense Information; Records. The property list, cash receipts, disbursements and production volumes with respect to the Independence Properties are true and correct in all material respects. Independence has not received any written notice of and does not have Knowledge of any material adverse claim against Independence’s or its Subsidiaries’ title to the Independence Properties. The Independence Records are true and correct in all material respects and accurately reflect the ownership and, to the extent the Independence Properties are operated by Independence Management, operation of the Independence Properties by Independence Management.
Section 4.17Commitments. Except as set forth on Section 4.17 of the Independence Disclosure Schedule, to Independence’s Knowledge, Independence has incurred no material expenses, and has made no commitments to make material expenditures (and Independence has not entered into any agreements that would obligate Independence to make material expenditures), in connection with (and no other material obligations or liabilities have been incurred, outside the ordinary course of business consistent with past practices in connection with) the ownership or operation of the Independence Properties after the Closing Date.
Section 4.18No Alienation. Except as set forth on Section 4.18 of the Independence Disclosure Schedule, since September 30, 2020, Independence has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Independence Properties, other than in the ordinary course of business (including the replacement of equipment for equipment of reasonably equivalent or greater value or the sale of Hydrocarbons produced from the Independence Properties in the regular course of business).
Section 4.19Make-Up Rights. To Independence’s Knowledge, Independence has not, nor has any other Person, received prepayments (including but not limited to, payments for gas not taken pursuant to “take-or-pay” or similar arrangements) for any Hydrocarbons produced from the Independence Properties as a result of which the obligation does or may exist to deliver Hydrocarbons produced from the Independence Properties after the Closing Date without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash, and the working interest owners have not so delivered any Hydrocarbons from the Independence Properties or so made any such repayment in cash.
Section 4.20Imbalance. To Independence’s Knowledge, any Imbalance among the owners of the interests in the wells and units included in the Independence Properties are consistent with those that are normal and customary in the oil and gas industry, and Section 4.20 of the Independence Disclosure Schedule sets forth all material gas imbalances affecting the Independence Properties as of the date set forth thereon. To Independence’s Knowledge, no condition exists affecting the operation of the Independence Properties which has materially impaired, or could reasonably be expected to materially impair, production from or the operations of the Independence Properties.
Section 4.21Preferential Rights and Consents to Assign. Except as set forth on Section 4.21 of the Independence Disclosure Schedule, there are no consents to assignment or waivers of preferential rights to purchase affecting the Independence Properties that must be obtained from third parties in order for Independence to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of Independence.
Section 4.22No Participating Hydrocarbons. Except as set forth on Section 4.22 of the Independence Disclosure Schedule, the Independence Properties do not include any unleased Hydrocarbons where Independence or any of its Subsidiaries have agreed to bear a share of drilling, operating or other costs as a participating mineral owner.
Section 4.23Insurance. Section 4.23 of the Independence Disclosure Schedule contains a complete and correct list of material insurance policies maintained by or on behalf of Independence or its Subsidiaries as of the date of this Agreement.
Section 4.24Employees. There are no collective bargaining agreements or other labor union contracts applicable to any employees of Independence or any Independence Subsidiary, and no such agreement or contract has been requested by an employee or group of employees of Independence or any Independence Subsidiary. Independence and the Independence Subsidiaries are in compliance in all material respects with all applicable Laws pertaining to employment and employment practices and wages, hours and other terms and conditions of employment in respect of its employees, and has no material accrued liability for any arrears of past-due wages or any material Taxes or penalties for failure to comply with any thereof. There is no pending or, to the Knowledge of Independence, threatened material Proceeding against or involving Independence or any Independence Subsidiary by or before, and Independence and the Independence Subsidiaries are not subject to any judgment, order, writ, injunction, or decree of or material inquiry from, any Governmental Body in connection with any current, former or prospective employee of Independence or any Independence Subsidiary.
Section 4.25Agreements, Contracts and Commitments.
(a)Section 4.25(a) of the Independence Disclosure Schedule lists all leases, contracts, agreements and instruments to which Independence or any Independence Subsidiary is a party as of the date hereof and which are in any single case of material importance to the conduct of the business of Independence (true and correct copies of each such document requested by Earthstone have been previously delivered).
(b)Except as set forth in Section 4.25(b) of the Independence Disclosure Schedule, neither Independence nor any Independence Subsidiary has, as of the date hereof (i) any collective bargaining agreements or any agreements with executive officers that contain any change in control related payments or severance, notice or termination pay or benefit liabilities or obligations, (ii) any agreement of guarantee or indemnification running from Independence or any Independence Subsidiary to any Person, except as set forth in its limited liability company agreement, (iii) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of dividends or any other outstanding securities, (iv) any agreement, contract or commitment containing any covenant limiting the freedom of Independence to engage in any line of business or compete with any Person, (v) any agreement, contract or commitment relating to capital expenditures required to be disclosed in Section 4.17 of the Independence Disclosure Schedule, (vi) any agreement, contract or commitment relating to the acquisition of assets or capital stock of any business enterprise, or (vii) any agreement, contract or commitment not made in the ordinary course of business.
(c)Except as set forth in Section 4.25(c) of the Independence Disclosure Schedule, Independence has not materially breached, nor to Independence’s Knowledge is there any claim or any legal basis for a claim that Independence has materially breached, any of the terms or conditions of any material agreement, contract or commitment set forth in the Independence Disclosure Schedule.
Section 4.26Hedging. Except as set forth on Section 4.26 of the Independence Disclosure Schedule, Independence is not engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments. Section 4.26 of the Independence Disclosure Schedule sets forth obligations of Independence for the delivery of Hydrocarbons attributable to any of the Independence Properties in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth on Section 4.26 of the Independence Disclosure Schedule, as of the date hereof, Independence is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
Section 4.27Regulatory Agencies. Except as set forth on Section 4.27 of the Independence Disclosure Schedule, all currently effective filings heretofore made by Independence with the FERC, and all other Regulatory Agencies were made in compliance with applicable Laws and the factual information contained therein was true and correct in all material respects as of the respective dates of such filings. The right of Independence to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Governmental Body has not been suspended, and Independence has not received written notification questioning the validity of any such tariff, rate schedule or similar instrument which is material to the operations of the Independence Properties, taken as a whole, from any Governmental Body or customer. Neither Independence nor any portion of the Independence Properties is subject to the jurisdiction of FERC under the NGA.
Section 4.28Non-Consent. Except as set forth on Section 4.28 of the Independence Disclosure Schedule, to Independence’s Knowledge, there are no material operations involving any of the Independence Properties to which Independence or any Independence Subsidiary has become a non-consenting party.
Section 4.29Property Boundaries. To Independence’s Knowledge, all of the Independence Properties have been drilled and completed, as applicable, within the boundaries of the Independence Properties or within the limits otherwise permitted by contract, pooling or unit agreements, and by applicable Law; and all drilling and completion of the Independence Properties and all development and operations on the Independence Properties have been conducted in all material respects in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency.
Section 4.30No Other Royalties. Except as expressly set forth in the Independence Reserve Report, to Independence’s Knowledge, the Independence Properties are not burdened by any material royalty, overriding royalty interests, production payments or other material burdens on production.
Section 4.31Reserve Reports. All information (excluding assumptions and estimates, but including the statement of the percentage of Hydrocarbons reserves from the wells and other interests evaluated therein to which Independence is entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Independence) supplied to Ryder Scott Company, L.P. by or on behalf of Independence that was material to such firms’ estimates of proved Hydrocarbons reserves attributable to the Independence Properties in connection with the preparation of the proved Hydrocarbons reserve reports concerning the Hydrocarbons of Independence as of June 30, 2020 (the “Independence Reserve Report”) was (at the time supplied or as modified or amended prior to the date hereof) to Independence’s Knowledge accurate in all material respects and Independence has no Knowledge of any material errors in such information that existed as of the date hereof. Set forth on Section 4.31 of the Independence Disclosure Schedule is a list of all material Hydrocarbons, properties, interests and assets that were included in the Independence Reserve Report that have been disposed of, impaired or abandoned prior to the date hereof. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Independence Reserve Report that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Independence.
Section 4.32Benefit Plans.
(a)Section 4.32(a) of the Independence Disclosure Schedule sets forth an accurate and complete list of each material Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by any Independence Subsidiary for the benefit of current or former employees, directors or consultants of any Independence Subsidiary or with respect to which Independence or any Independence Subsidiary has any current or contingent liability (each, an “Independence Benefit Plan”).
(b)With respect to each material Independence Benefit Plan, Independence has delivered or made available to Earthstone true and complete copies of each such plan,

including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles, all amendments thereto, all summaries and summary plan descriptions (including any summary of material modifications) and the most recent determination letter (or opinion letter) received from the IRS.
(c)No Independence Benefit Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a plan that is subject to the minimum funding standards of Section 302 of ERISA or 412 of the Code, and no condition exists that could reasonably be expected to result in any Independence Subsidiary incurring any liability under Title IV of ERISA as a result of their relationship with any ERISA Affiliate.
(d)There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) or breaches of fiduciary duty or any other breaches or violations of any law applicable to any of the Independence Benefit Plans, in any such case that would subject the Independence Companies to any material Taxes, penalties or other liabilities.
(e)There are no investigations or audits of any Independence Benefit Plan by any Governmental Body currently pending or, to the Knowledge of Independence, threatened, and there have been no such investigations or audits that have been concluded that resulted in any liability to any Independence Subsidiary that has not been fully discharged.
(f)Each Independence Benefit Plan has been operated in all material respects in compliance with applicable law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any Governmental Body with respect to each Independence Benefit Plan have, in all material respects, been timely and completely filed or distributed.
(g)Each Independence Benefit Plan that is intended to be qualified under Section 401(a) of the Code has a current favorable determination letter or is based on a prototype document that has received a favorable opinion letter, and no such Independence Benefit Plan has been amended or operated in a way which could reasonably be expected to adversely affect its qualified status or the qualified status of its related trust.
(h)There are no material pending claims, lawsuits or actions relating to any Independence Benefit Plan (other than routine claims for benefits) and, to the Knowledge of Independence, none are threatened.
(i)No Independence Benefit Plan provides retiree medical or retiree life or other welfare insurance benefits, except as required under Section 4980B of the Code and subsequent guidance or other applicable law.
(j)No Independence Subsidiary has established or maintained, nor has any liability with respect to, any deferred compensation plan, program, or arrangement (including any “nonqualified deferred compensation plan”) that is subject to Section 409A of the Code which is not in compliance with Section 409A of the Code.

(k)No Independence Benefit Plan provides compensation or benefits to any employee or other service provider who resides or performs services primarily outside of the United States.
Section 4.33No Excess Parachute or Change in Control Payments. No amount that could be, has been or will be received (whether in cash or property or vesting of property) by, or any benefit that will be provided to, any current or former officer, director or employee of any Independence Subsidiary who is a “disqualified individual” (as defined in final Treasury Regulation § 1.280G-1) could be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) as a result of the Transactions; and no such person is entitled to receive any additional payment from any Independence Subsidiary in the event that the excise tax of Section 4999(a) of the Code is imposed on such person.
Section 4.34Anti-Corruption; Anti-Money Laundering; Economic Sanctions.
(a)Neither Independence nor any Independence Subsidiaries or Affiliates of Independence, nor any director, officer or employee, nor, to Independence’s Knowledge, any agent or representative of Independence or of any of its Subsidiaries or Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and Independence and its Subsidiaries and Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.
(b)The operations of Independence and the Independence Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the USA PATRIOT Act, and the applicable Anti-Money Laundering Laws of jurisdictions where Independence and the Independence Subsidiaries conduct business, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Independence or any of the Independence Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Independence, threatened.
(c)Neither Independence nor any Independence Subsidiaries, nor any director, officer, or employee thereof, nor, to Independence’s Knowledge, any agent, affiliate or representative of Independence or any Independence Subsidiaries, is a Sanctions Person, or is owned or controlled by a Sanctions Person that is: (i) the subject of any Sanctions, nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria). Neither Independence nor any Independence Subsidiaries will, directly or indirectly, use the proceeds from the Transactions, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Sanctions Person: (i) to fund or facilitate any activities or business of or with any Sanctions Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (ii) in any other manner that will result in a violation of Sanctions by any Sanctions Person. For the past five (5) years, Independence and the Independence Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Sanctions Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
Section 4.35Intellectual Property. Independence owns free and clear of any lien, or possess licenses or other valid rights to use, all Intellectual Property necessary in connection with the business of Independence as currently conducted, except where the failure to possess such rights or licenses would not have a Material Adverse Effect on Independence. To the Knowledge of Independence, the conduct, products or services of the business of Independence as currently conducted do not infringe in any material respect upon any Intellectual Property of any third party except where such infringement would not have a Material Adverse Effect on Independence. There are no claims or suits pending or, to the Knowledge of Independence, threatened (a) alleging that any of Independence’s conduct, products or services infringe in any material respect upon any Intellectual Property of any third party, or (b) challenging any of Independence’s ownership of, right to use, or the validity or enforcement of any material license or other material agreement relating to Independence’s Intellectual Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of Independence with respect to any material Intellectual Property owned or used by Independence.
Section 4.36Investment Company Status. Independence and each of the Independence Subsidiaries is not and, after giving effect to the Transactions, will not be, (a) an “investment company” as defined in the Investment Company Act, or (b) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).
Section 4.37No Additional Representations. Except for the representations and warranties made in this Article 4, no Seller Party nor any other Person on behalf of any Seller Party makes any express or implied representation or warranty with respect to Independence or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and the Seller Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, no Seller Party nor any other Person on behalf of any Seller Party makes nor has made any representation or warranty to Earthstone or any of its respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Independence or businesses; or (b) except for the representations and warranties made by the Seller Parties in this Article 4, any oral or written information presented to a Seller Party or any of its Affiliates or Representatives in the course of their due diligence investigation of the Seller Parties, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE 5
COVENANTS OF THE PARTIES

Section 5.1Access.
(a)From and after the Execution Date until the Closing, upon reasonable notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause each of its Subsidiaries to afford to the other Party and its Representatives reasonable access during normal business hours to (and, with respect to books and records, the right to copy) all of its and its Subsidiaries’ properties, commitments, books, contracts, records, Tax Returns and Tax-related information and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case, to the extent reasonably related to the transactions contemplated by this Agreement and including for the purpose of conducting environmental due diligence, provided that no subsurface or other invasive testing or sampling of any property of any Party or its Subsidiaries may be conducted without such Party’s prior written approval. Each Party shall furnish promptly to each other Party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other Parties may reasonably request. Except for disclosures permitted by the terms of this Agreement, each Party and its Representatives shall hold information received from each other Party pursuant to this Section 5.1 in confidence in accordance with the terms of Section 5.3(b).
(b)This Section 5.1 shall not require any Party to permit any access, or to disclose any information, that in the reasonable, good faith judgment of such Party would reasonably be expected to result in (i) any violation of any contract or applicable Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good faith judgment adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith could be, future litigation or (ii) if such Party or any of its Subsidiaries, on the one hand, and any of the other Parties or any of their Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided, however, that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the Party being requested to disclose the information) reasonably be likely to result in the violation of any such contract or applicable Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the Party being requested to disclose the information) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other Parties shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (x) notify the other Parties that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or applicable Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other Parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.1(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).
(c)No investigation, or information received, pursuant to this Section 5.1 will modify any of the representations and warranties of the Parties.
Section 5.2Government Reviews. In a timely manner, the Parties shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use reasonable efforts to assist the other with respect to such filings, applications, and negotiations.
Section 5.3Public Announcements; Confidentiality.
(a)The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Earthstone and Independence. Thereafter, Independence shall not issue any press releases or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the express written consent of Earthstone (which consent shall not be unreasonably withheld, conditioned or delayed) and Earthstone shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Independence (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE as determined in the good faith judgment of Earthstone (in which case Earthstone shall not issue or cause the publication of such press release or other public announcement without prior consultation with Independence); provided, however, that each Party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Earthstone or Independence in compliance with this Section 5.3.
(b)Notwithstanding anything in Section 5.3(a) to the contrary, the Parties shall keep all information and data relating to this Agreement and the transactions contemplated hereby strictly confidential except for disclosures to Representatives of the Parties and any disclosures required to perform this Agreement; provided, however, that the foregoing shall not restrict disclosures that (i) are necessary for a Party to perform this Agreement (including such disclosure to Governmental Bodies, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement as is reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (ii) are required (upon advice of counsel) by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; or (iii) are otherwise subject to an undertaking of confidentiality from each Person receiving such information in form reasonably acceptable to the non-disclosing Parties.
Section 5.4Operation of Business of Independence. Except as to  the matters set forth on Section 5.4 of the Independence Disclosure Schedule and  any other matters approved by Earthstone, from the Execution Date until the Closing Date, Independence will cause the Independence Companies to carry on their business only in the usual and ordinary course, consistent with past practice and the activities set out in the Independence Disclosure Schedule and, except with the prior written consent of Earthstone (such consent not to be unreasonably withheld, conditioned or delayed) or other than as expressly contemplated or permitted by this Agreement, each of the Independence Companies:
(i)will conduct its activities in the usual and customary course of business consistent with past practices;
(ii)will use commercially reasonable efforts, to the extent it has the financial resources to do so, to maintain and preserve its business, assets and advantageous business relationships;
(iii)will continue to pursue its scheduled capital expenditures budget as set forth on Section 5.4(b)(iii) of the Independence Disclosure Schedule;
(iv)will maintain payables and other liabilities (other than for money borrowed) at levels consistent with past practice;
(v)will use commercially reasonable efforts to maintain in force its current policies of insurance and pay all premiums in respect of such insurance policies that become due after the date hereof;
(vi)will not:
(A)resolve or propose to be woundup, dissolved, liquidated, appoint or agree to the appointment of a liquidator, receiver or trustee in bankruptcy for it or consent to an order by a court for its windingup or dissolution;
(B)make any changes to its existing accounting practices except as required by Law or make any material Tax election inconsistent with past practice;
(C)declare or pay any dividends or make any distribution of its properties or assets to its members or purchase or retire any limited liability interests of any Independence Company;
(D)alter or amend or authorize any alteration or amendment to its organizational documents as they exist at the date of this Agreement, except as required to complete the Transactions or any transaction contemplated under this Agreement;

(E)split, consolidate, exchange or reclassify any limited liability interests of Independence or other securities;
(F)enter into or materially modify any employment, consulting, bonus, retention or similar agreements or arrangements with, or, except as part of normal compensation practices, grant any material bonuses, salary increases, stock options, severance, retirement allowances, deferred or incentive compensation, termination pay or any other similar form of material compensation to, or make any loan to, any of its officers, directors, employees or consultants;
(G)incur or commit to incur any indebtedness for borrowed money in excess of the greater of its existing borrowing base as of the date hereof under the Independence Credit Facility;
(H)elect to participate in programs proposed by the operator of non-operated properties where the amount of the authority for expenditure net to any Independence Company exceeds $500,000;
(I)conduct workover or remedial well operations on producing properties where the amount of the authority for expenditure net to any Independence Company exceeds $200,000;
(J)acquire or agree to acquire (other than pursuant to this Agreement), by amalgamating, plan of arrangement, merging, consolidating or entering into a business combination with or purchasing or leasing substantially all of the assets or otherwise of, any business or undertaking of any corporation, partnership, association or other business organization or division thereof;
(K)sell, lease, transfer, mortgage or otherwise dispose of or encumber any of its material property or assets, real or personal, or agree to the same, other than for actions under the Independence Credit Facility in the ordinary and regular course of business;
(L)allot or issue, or enter into any agreement for the allotment or issuance, or grant any other rights to acquire, limited liability company interests of any Independence Subsidiary or other securities or securities convertible into, exchangeable for, or which carry a right to acquire, directly or indirectly, any limited liability company interests of any Independence Subsidiary or other securities, other than limited liability company interests of any Independence Subsidiary issuable upon exercise of convertible securities of any Independence Subsidiary issued prior to the date hereof;
(M)take any action or fail to take any action which would cause any of the conditions precedent set forth in Article 6 not to be satisfied;

(N)grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; and
(O)announce an intention, enter into any agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing.
Section 5.5Operation of Business of Earthstone. Except as to the matters set forth on Section 5.5 of the Earthstone Disclosure Schedule and any other matters approved by Independence, from the Execution Date until the Closing Date, Earthstone will carry on its business only in the usual and ordinary course, consistent with past practice and the activities set out in the Earthstone Disclosure Schedule and, except with the prior written consent of Independence (such consent not to be unreasonably withheld, conditioned or delayed) or other than as expressly contemplated or permitted by this Agreement, Earthstone:
(i)will conduct its activities in the usual and customary course of business consistent with past practices;
(ii)will use commercially reasonable efforts, to the extent it has the financial resources to do so, to maintain and preserve its business, assets and advantageous business relationships;
(iii)will continue to pursue its scheduled capital expenditures budget as set forth on Section 5.5(b)(iii) of the Earthstone Disclosure Schedule;
(iv)will maintain payables and other liabilities (other than for money borrowed) at levels consistent with past practice;
(v)will use commercially reasonable efforts to maintain in force its current policies of insurance and pay all premiums in respect of such insurance policies that become due after the date hereof;
(vi)Earthstone will not:
(A)resolve or propose to be woundup, dissolved, liquidated, appoint or agree to the appointment of a liquidator, receiver or trustee in bankruptcy for it or consent to an order by a court for its windingup or dissolution;
(B)make any changes to its existing accounting practices except as required by Law or make any material Tax election inconsistent with past practice;
(C)declare or pay any dividends or make any distribution of its properties or assets to its members or purchase or retire any shares of Earthstone Common Stock, except as contemplated by this Agreement;

(D)alter or amend or authorize any alteration or amendment to its Certificate of Incorporation or bylaws as they exist at the date of this Agreement;
(E)incur or commit to incur any indebtedness for borrowed money in excess of the greater of its existing borrowing base as of the date hereof under the Earthstone Credit Facility or as it may be redetermined under the Earthstone Credit Facility;
(F)elect to participate in programs proposed by the operator of non-operated properties where the amount of the authority for expenditure net to Earthstone exceeds $2,000,000;
(G)conduct workover or remedial well operations on producing properties where the amount of the authority for expenditure net to Earthstone exceeds $200,000;
(H)acquire or agree to acquire (other than pursuant to this Agreement), by amalgamating, plan of arrangement, merging, consolidating or entering into a business combination with or purchasing or leasing substantially all of the assets or otherwise of, any business or undertaking of any corporation, partnership, association or other business organization or division thereof other than an Earthstone Affiliate;
(I)sell, lease, transfer, mortgage or otherwise dispose of or encumber any of its material property or assets, real or personal, or agree to the same, other than for actions under the Earthstone Credit Facility in the ordinary and regular course of business;
(J)allot or issue, or enter into any agreement for the allotment or issuance, or grant any other rights to acquire, limited liability company interests of any Buyer Subsidiary or other securities or securities convertible into, exchangeable for, or which carry a right to acquire, directly or indirectly, any limited liability company interests of any Buyer Subsidiary or other securities, other than limited liability company interests of any Buyer Subsidiary issuable upon exercise of convertible securities of any Buyer Subsidiary issued prior to the date hereof;
(K)split, consolidate, exchange or reclassify any shares of Earthstone Common Stock;
(L)enter into or materially modify any employment, consulting, bonus, retention or similar agreements or arrangements with, or, except as part of normal compensation practices, grant any material bonuses, salary increases, stock options, severance, retirement allowances, deferred or incentive compensation, termination pay or any other similar form of material compensation to, or make any loan to, any of its officers, directors, employees or consultants, other than any such agreements, arrangements, grants of compensation or loans in the ordinary course of business that are consistent with Earthstone’s past practices;
(M)take any action or fail to take any action which would cause any of the conditions precedent set forth in Article 6 not to be satisfied;
(N)grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; and
(O)announce an intention, enter into any agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing.
Section 5.6Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by any other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
Section 5.7Registration Rights. At the Closing, Earthstone, Independence and the other Persons to be party thereto will execute and deliver a Registration Rights Agreement relating to the Earthstone Shares, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”).
Section 5.8Listing of the Earthstone Shares. Earthstone shall use its reasonable best efforts to cause the Earthstone Shares to be approved for listing on the NYSE prior to the Closing, subject to official notice of issuance.
Section 5.9Matters Related to Section 16 of the Exchange Act. Prior to the Closing Date, Earthstone and Independence shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions of the Earthstone Shares or resulting from the transactions contemplated by this Agreement by each person who is subject to the reporting requirements of Section 16(a) of the Exchange Act, or will become subject to such reporting requirements, with respect to Earthstone, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.10Tax Matters.
(a)Tax Return Preparation; Refunds. All U.S. federal income Tax Returns for Taxes and Tax items relating to the operations, income or assets of Independence Management that is allocable to, and reportable as income of, Independence Management’s direct or indirect equityholders under applicable Law that are due after the Closing Date (the “Independence Responsible Returns”), shall be prepared and filed under the control of Independence, and Seller Parties and their direct or indirect equityholders shall be responsible for any Taxes required to be paid with respect thereto. Provided, however, EEH shall cause the preparation of the Independence Responsible Returns on behalf of Independence (and issue Schedule K-1s to Form 1065 to Seller Parties), and shall cause drafts of such Tax Returns to be provided to Independence at least thirty (30) Business Days prior to the filing thereof for Independence’s prompt review, comment and approval, and EEH shall make such revisions to such Tax Returns as are reasonably requested by Independence in accordance with applicable Law. The Independence Responsible Returns shall be prepared consistent with past practice except as otherwise required by applicable Law, and shall be timely filed (or caused to be timely filed) with the appropriate Governmental Body. For the avoidance of doubt, (i) any Tax liabilities (other than liabilities for U.S. federal income Taxes) for any Pre-Closing Tax Period or Straddle Period shall be the responsibility of and shall be paid by EEH and its Affiliates, and (ii) any Tax refunds or credits in lieu of refunds (in each case, other than refunds or credits in lieu of refunds for U.S. federal income Taxes) for any Pre-Closing Tax Period or Straddle Period shall be for the benefit of EEH and its Affiliates. Other than Independence Responsible Returns, EEH shall control the preparation and filing of all other Tax Returns for Pre-Closing Tax Periods and Straddle Periods with respect to the Acquired Entities that have not yet been filed as of the Closing Date and shall pay any Taxes required to be paid thereon. For the avoidance of doubt, all U.S. federal income Tax Returns relating to the operations, income, assets or liquidation of Independence Manager shall be prepared and filed under the control of Independence, and Independence shall be responsible for any Taxes with respect thereto.
(b)Cooperation on Tax Returns and Tax Proceedings. EEH and Independence shall cooperate fully as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any Proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the Acquired Entities and Independence Properties. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Independence further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer Parties or the Acquired Entities (including, but not limited to, with respect to the transactions contemplated hereby).
(c)Purchase Price Allocation. Within ninety (90) days following the Closing Date, EEH shall cause to be prepared and delivered to Independence a schedule allocating the Purchase Price (and all other amounts treated as consideration for federal income Tax purposes) attributable to the purchase of the Independence Interests of the Acquired Entities among the Independence Properties (the “Purchase Price Allocation”). The Purchase Price Allocation shall be reasonable and shall be prepared in accordance with Code Section 1060. The Purchase Price Allocation shall be deemed to be accepted by, and shall be conclusive and binding on, Seller Parties except to the extent that Independence shall have delivered, within thirty (30) days after the date on which the Purchase Price Allocation is delivered to Independence, a written notice to EEH stating each and every item to which Independence takes exception (it being understood that any amounts not disputed shall be final and binding). If a change proposed by Independence is disputed by EEH, then EEH and Independence shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which Independence gives EEH notice of any such proposed change, any such proposed change still remains disputed, then Independence and EEH shall each be entitled to adopt their own positions regarding the allocation of the Purchase Price among the Independence Properties for federal income tax purposes. If the Purchase Price Allocation is mutually agreed (or deemed accepted), EEH, the Acquired Entities and Seller Parties (i) agree to be bound by such allocations (and agree to cause each of their applicable Representatives and Affiliates to do so); and (ii) shall file all Tax Returns (including amended returns and claims for refund) and information reports (including without limitation IRS Form 8594) in a manner consistent with the Purchase Price Allocation.; and (iii) take no position and cause their Affiliates to take no position inconsistent with such allocation for purposes of any Tax Return, unless in each case otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(d)Tax Treatment. Buyer Parties and Seller Parties, and their respective Affiliates and Representatives, each agree that the sale and purchase of the Independence Interests pursuant to this Agreement shall be treated for U.S. federal income Tax purposes (and for purposes of any applicable state or local Tax purposes that follows the U.S. federal income Tax treatment) in a manner consistent with the holding in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432 and this Section 5.10(d). Specifically, the Transaction will be treated as follows: (i) with respect to Independence Management, (A) by each of Seller Parties as if each had sold under Section 741 of the Code its respective IRM Interests to EEH in exchange for such Party’s share of the Purchase Price received pursuant to this Agreement with respect to such IRM Interests, and (B) by EEH as if it had purchased from each of Seller Parties such Party’s share of the Independence Properties in exchange for such Party’s share of the Purchase Price received pursuant to this Agreement with respect to such IRM Interests; and (ii) with respect to Independence Technology, by Independence and EEH as if EEH acquired the assets of Independence Technology from Independence. Accordingly, effective as of the Closing, (y) the Acquired Entities (and their Subsidiaries) will be disregarded entities of EEH, directly or indirectly, for U.S. federal income Tax purposes pursuant to Treasury Regulations Section 301-7701-3; and (z) Independence shall prepare and cause to be filed final year Independence Responsible Returns with respect to Independence Management in accordance with Section 5.10(a). Seller Parties further agree that, unless Independence otherwise instructs EEH in writing at least five (5) Business Days prior to the Closing pursuant to a funds flow memorandum or otherwise as to the allocation of the Purchase Price between Seller Parties, EEH shall pay or cause to be paid directly to Independence the Purchase Price on behalf of Seller Parties. No Party or any Representative or Affiliate thereof shall take a position inconsistent with the foregoing.
(e)Transfer Taxes. All Transfer Taxes incurred in connection with the transactions contemplated hereby, if any, shall be paid by Buyer Parties when due, whether levied on Buyer Parties, Independence, the Acquired Entities, or any Subsidiary thereof, and Buyer Parties shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Buyer Parties shall reimburse, indemnify, defend and hold harmless Independence, the Acquired Entities and their respective Affiliates against liability for any such Transfer Taxes. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.
(f)Push-Out Election. The Parties agree that EEH and Independence Management (and any other Independence Subsidiaries, as applicable) shall make a Push-Out

Election with respect to any Pre-Closing Tax Period and any Straddle Period. Independence shall have the exclusive control, at its sole expense, of any U.S. federal income Tax Proceeding or audit relating to a Pre-Closing Tax Period (including, for the avoidance of doubt, the taxable year ending on the Closing Date) with respect to Independence Management; provided, however, Independence agrees to promptly notify EEH of the commencement of any such U.S. federal income Tax Proceeding or audit and thereafter keep EEH reasonably informed of the status and details of such Tax Proceeding or audit.
(g)Withholding. Each Party shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable to any other Party or any Affiliate thereof (and such Party and its Affiliates shall indemnify, defend and hold harmless the paying party and its Affiliates against) such amounts as may be required to be deducted or withheld therefrom under applicable Law; provided that a paying Party shall use commercially reasonable efforts to provide to the other Party notice of any amounts otherwise payable that it intends to deduct and withhold at least five (5) days prior to making such withholding, and the Parties shall use commercially reasonable efforts to reduce or eliminate such withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
Section 5.11Voting Agreement. At the Closing, Earthstone, EnCap Investments L.P. and the Significant Holders will enter into a voting agreement pursuant to which each will agree to vote for certain directors of the Earthstone Board as provided in the voting agreement, substantially in the form attached hereto as Exhibit B (the “Voting Agreement”).
Section 5.12Indemnification and Insurance.
(a)For purposes of this Section 5.12, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Closing Date, an officer, director, employee, manager or member of Independence, any Independence Company or any Independence Subsidiary and also with respect to any such Person, in his or her capacity as a director, officer, employee, manager, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Independence) serving at the request of or on behalf of Independence and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.
(b)From and after the Closing Date, solely to the extent that Independence would be permitted to indemnify an Indemnified Person, Earthstone agrees to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors and managers, indemnification of officers, directors, managers and employees and advancement of expenses contained in the Independence Charter Documents immediately prior to the Closing Date and ensure that each certificate of formation and limited liability company agreement of each Independence Company shall, for a period of six (6) years following the Closing Date, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, managers, officers, employees and agents of Independence than are presently set forth in the Independence Charter Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 5.12(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.
(c)Prior to or within ninety (90) days following the Closing Date, Earthstone shall purchase “run-off” director and officer indemnification insurance to insure the existing officers and directors of Independence, any Independence Company and any Independence Subsidiary for a period of six (6) years following the Closing Date in substantially the same amount as the director and officer indemnification insurance policy in existence for Earthstone directors and officers as of the date of this Agreement.
Section 5.13Releases.
(a)As of the Closing, each of the Seller Parties, on behalf of themselves and their Affiliates, Representatives and equity holders, hereby forever fully and irrevocably releases and discharges Buyer Parties, the Acquired Entities, and their respective predecessors, successors, direct or indirect subsidiaries, stockholders, members, partners, managers, directors, officers, employees, agents, and representatives (collectively, the “Buyer Released Parties”), from any and all Claims of any kind and nature whatsoever in law or equity, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to (i) Independence’s direct or indirect ownership of equity in any Acquired Entity, or (ii) Independence’s or its Affiliates or Representatives position as an employee, officer, manager, member, partner, agent or representative in any Acquired Entity, which Independence can, shall or may have against the Buyer Released Parties, whether known or unknown, suspected or unanticipated as well as anticipated and that now exist or may hereinafter accrue based on matters now known as well as unknown (collectively, the “Buyer Released Claims”), and hereby irrevocably agrees to refrain from asserting any Proceeding of any kind before any Governmental Body against any Buyer Released Party based upon any Buyer Released Claim. Notwithstanding the preceding sentence of this Section 5.13(a), “Buyer Released Claims” does not include, and the provisions of this Section 5.13(a) shall not release or otherwise diminish, (i) the obligations of Buyer Parties or the Acquired Entities expressly set forth in any provisions of this Agreement or other Transaction Documents, (ii) the obligations of the Acquired Entities to indemnify, defend and hold harmless its managers, officers, partners and employees under their respective organizational and/or governing documents in accordance with this Agreement, or (iii) the obligations of any insurer under any insurance policy.
(b)As of the Closing, each of the Buyer Parties, on behalf of themselves and their Affiliates and Representatives, hereby forever fully and irrevocably releases and discharges the Seller Parties and their respective predecessors, successors, direct or indirect subsidiaries, stockholders, members, partners, managers, directors, officers, employees, agents, and representatives (collectively, the “Seller Released Parties”), from any and all Claims of any kind and nature whatsoever in law or equity, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from Independence, the Acquired Entities or any of their Affiliates, whether pursuant to contract or otherwise, and whether or not relating to Claims pending on, or asserted after, the Closing Date (collectively, the “Seller Released Claims”), and hereby irrevocably agrees to refrain from asserting any Proceeding of any kind before any Governmental Body against any Seller Released Party based upon any Seller Released Claim. From and after the Closing, the Buyer Parties, on behalf of themselves and their Affiliates and Representatives, hereby irrevocably covenant to refrain from, directly or indirectly, asserting any Claim, or commencing or causing to be commenced, any Claim of any kind against any Seller Released Party based upon any Seller Released Claim. Notwithstanding the preceding sentence of this Section 5.13(b), “Seller Released Claims” does not include, and the provisions of this Section 5.13(b) shall not release or otherwise diminish, (i) the representations, warranties, agreements, covenants or obligations of the Seller Parties expressly set forth in any provisions of this Agreement or the other Transaction Documents or (ii) the obligations of any insurer under any insurance policy.
Section 5.14Independence Employee Matters.
(a)The Parties agree that all employees of Independence or any Independence Subsidiary (these employees, the “Independence Employees”) will remain employed by Independence Management for a transitional period of two (2) months following the Closing Date (this period, the “Transition Period”). It being understood that no Party to this Agreement can prevent any Independence Employee from resigning his or her employment with Independence Management. Within thirty (30) days after the Closing Date, with respect to each Independence Employee, Earthstone shall either (i) extend a written offer to continue the employment of such Independence Employee following the end of the Transition Period (such offer, an “Offer” and these employees, the “Offered Employees”) or (ii) provide written notice to such Independence Employee that Earthstone will not continue their employment and that their employment will be terminated at the end of the Transition Period (these employees, the “Transitional Employees”). Each Offer must provide the Independence Employee with a period of fifteen (15) days after the date of the Offer in which to elect, in writing, whether to accept or reject the Offer. The Offered Employees who accept the Offer and continue employment with Earthstone or its Subsidiaries (including Independence Management) following the Transition Period are referred to herein as the “Hired Employees.” The Offered Employees who reject a Qualifying Offer are referred to herein as “Rejecting Employees” and the Offered Employees who reject an Offer that is not a Qualifying Offer and resign their employment will be treated as Transitional Employees for all purposes under this Agreement, including for purposes of the right to receive severance payments under Section 5.14(c) below. A “Qualifying Offer” is an offer of continued employment in a comparable position with similar roles and responsibilities as applied to such Independence Employee immediately prior to Closing and at the same location as such Independence Employee’s current employment or a comparable location (i.e., within twenty-five (25) miles of such Independence Employee’s current employment), and that provides (I) a base salary or wage rate that is substantially comparable to other similarly situated employees of Earthstone and its Subsidiaries and is within fifteen percent (15%) of such Independence Employee’s base salary or wage rate immediately prior to the Execution Date, (II) incentive compensation opportunities (including equity compensation) that are substantially comparable to those provided to other similarly situated employees of Earthstone and its Subsidiaries and (III) retirement and group health and welfare benefits that are substantially comparable to those provided to other similarly situated employees of Earthstone and its Subsidiaries.
(b)During the Transition Period, each Independence Employee shall be provided with (i) employment by Independence Management (A) on the same terms and conditions and in a comparable position as applied to such Independence Employee immediately prior to Closing and (B) at the same location as such Independence Employee’s current employment or a comparable location (i.e., within twenty-five (25) miles of such Independence Employee’s current employment), (ii) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Independence Employees immediately prior to the Execution Date and (iii) continuation of the Independence compensation or other benefit plans and arrangements or, at Earthstone’s election, other compensation or benefit plans and arrangements provided by Earthstone that are substantially comparable individually or in the aggregate to those provided to such Independence Employees immediately prior to Closing.
(c)With respect to (i) each Transitional Employee (including an Offered Employee who becomes a Transitional Employee) who remains employed with Earthstone or its Subsidiaries (including Independence Management) through the end of the Transition Period or (ii) each Independence Employee (including any Transitional Employee) who is terminated without Cause prior to the end of the Transition Period, Earthstone shall provide (in the case of a Independence Employee terminated pursuant to Section 5.14(a)(ii)) those severance benefits set forth in Section 5.14 of the Independence Disclosure Schedule. For purposes of this Agreement, “Cause” shall mean the Independence Employee’s (1) failure to perform the duties of the employee’s position (as they may exist from time to time) to the reasonable satisfaction of Earthstone and its Subsidiaries that continues for thirty (30) days following receipt of written notice describing such failure, (2) act of fraud or dishonesty against or with respect to Earthstone or any of its Subsidiaries or customers as shall have been reasonably determined to have occurred by the Earthstone Board, (3) conviction or plea of no contest to a crime that negatively reflects on the Independence Employee’s fitness to perform the Independence Employee’s duties or harms Earthstone’s or its Subsidiaries’ reputation or business, (4) willful or gross misconduct, moral turpitude, breach of fiduciary duty that may be or is injurious to Earthstone or any of its Subsidiaries, or (5) violation of a material policy of Earthstone or any of its Subsidiaries. As a condition to receiving the severance benefits provided herein, each Transitional Employee must sign and not revoke a release of claims against Earthstone and Independence and their Affiliates in a form reasonably acceptable to Earthstone.
(d)With respect to a Hired Employee who is terminated by Earthstone or its Subsidiaries (including Independence Management) within six (6) months of the end of the Transition Period (“Terminated Employee”), Earthstone shall provide the severance benefits set forth in Section 5.14 of the Independence Disclosure Schedule. As a condition to receiving the severance benefits provided herein, each Terminated Employee must sign and not revoke a release of claims against Earthstone and Independence and their Affiliates in a form reasonably acceptable to Earthstone.
(e)With respect to each Rejecting Employee who remains an employee of Earthstone or its Subsidiaries (including Independence Management) through the end of the Transition Period, on or as soon as practicable following such date, Earthstone shall provide severance benefits set forth in Section 5.14 of the Independence Disclosure Schedule. As a condition to receiving the severance benefits provided herein, each Rejecting Employee must sign and not revoke a release of claims against Earthstone and Independence and their Affiliates in a form reasonably acceptable to Earthstone.
(f)From and after the Closing, if Earthstone elects to provide compensation or benefit plans or arrangements to an Independence Employee as provided in Section 5.14(b), Earthstone shall give the Independence Employee receiving such benefits, as well as each Hired Employee that no longer receives benefits under Section 5.14(b), full credit for all purposes under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, and severance or separation pay plans) that are or in the future may be provided, sponsored, maintained or contributed to by Earthstone or any of its Affiliates in which such employees are eligible to participate for such employee’s service with Independence or its Affiliates, and with any predecessor employer, to the same extent recognized by Independence and its Affiliates, except to the extent such credit would result in the duplication of benefits for the same period of service. For the avoidance of doubt no Independence Employee will be eligible to participate in an Earthstone 401(k) Plan until he or she becomes a Hired Employee. Notwithstanding the foregoing, in no event shall Earthstone be required to provide credit for such service for benefit accrual purposes under any defined benefit pension plan. In addition, to the extent the Independence Employee commences participation in any welfare benefit plan sponsored by Earthstone or its Affiliates during the plan year in which the Closing occurs, Earthstone shall (i) waive for each Independence Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under such plan(s) to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such employee under the terms of the corresponding benefit plan of Independence or its Affiliate, and (ii) give full credit to each Independence Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.
(g)This Section 5.14 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.14, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.14. Nothing contained herein, express or implied, shall be construed to establish, amend or modify, or prevent the amendment, modification or termination of, any Benefit Plan or any other program, agreement or arrangement relating to compensation or employee benefits. The Parties acknowledge and agree that the terms set forth in this

Section 5.14 shall not create any right in any Independence Employee or any other Person to any continued employment with Earthstone, Independence Management or any of their Affiliates or any compensation or benefits of any nature or kind whatsoever.
(h)Any Transitional Employee who is hired or is terminated, if applicable, must comply with such Transitional Employee’s prior agreed-upon Restrictive Covenant Agreements with Independence, including but not limited to full compliance with Covenant Not to Compete, Covenant Not to Solicit Employees and Company clients, and the non-disclosure and non-transfer of any Company Trade Secret and Confidential Information.
(i)Prior to the Closing, Independence Management shall adopt an amendment terminating the Benefit Plan that is qualified as a 401(k) plan (the “IRM 401(k) Plan”).  The effective date of the termination (the “Plan Effective Date”) shall be as of the day before the Closing Date and benefit accruals shall cease as of such date.  It is intended that all assets of the IRM 401(k) Plan shall be distributed as soon as reasonably practicable following the Plan Effective Date.
Section 5.15Hedging. Independence shall work in good faith with Earthstone to novate all Independence Hedge Contracts to Earthstone at the Closing or settle all Independence Hedge Contracts as instructed by Earthstone. Any cost or benefit attributable to such novation or settlement shall be Earthstone’s cost or benefit.
Section 5.16R&W Insurance. The Parties acknowledge that obtaining the R&W Insurance Policy is a material inducement to each of the Parties entering into the Transaction and is a condition to the Closing. Promptly following the execution of this Agreement, EEH shall fully comply with the R&W Conditional Binder such that the R&W Insurance Policy will become effective as of the Execution Date and the Buyer Parties shall not agree or consent to any amendment, variation, or waiver of the R&W Insurance Policy or the R&W Conditional Binder (or do anything which has a similar effect) without Independence’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). All R&W Insurance Expenses shall be paid by EEH at or prior to the Closing. To the extent that EEH intends after the Closing to make or consider making a Claim under the R&W Insurance Policy and deems the assistance and cooperation of Independence reasonably necessary or helpful in connection therewith, EEH shall so notify Independence and Independence shall use all reasonable efforts to provide such assistance and cooperation.
Section 5.17Legal Representation. Earthstone (on its behalf and, from and after the Closing, on behalf of the Independence Subsidiaries) hereby waives, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Latham & Watkins LLP (“LW”) representing Independence, its Affiliates or any of its or their respective Representatives after Closing as such representation may relate to Earthstone, the Independence Subsidiaries or the transactions contemplated by this Agreement. Earthstone (on its behalf and, from and after the Closing, on behalf of the Independence Subsidiaries) hereby agrees that, in the event that a dispute arises after the Closing between Earthstone or any Independence Subsidiary, on the one hand, and Independence, any of its Affiliates or any of its or their respective Representatives, on the other hand, LW may represent any or all of Independence, its Affiliates or any of its or their respective Representatives in such dispute even though the interests of Independence, its

Affiliates or any of its or their respective Representatives may be directly adverse to Earthstone, the Independence Subsidiaries or any of its or their respective Affiliates or Representatives, and even though LW formerly may have represented any Independence Subsidiary in a matter substantially related to such dispute. In addition, all communications involving attorney-client confidences by Independence, its Affiliates or any of its or their respective Representatives in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Independence, its Affiliates or any of its or their respective Representatives (and not Earthstone or any Independence Subsidiary or any of their respective Representatives). Accordingly, Earthstone and the Independence Subsidiaries shall not have access to any such communications, or to the files of LW relating to the engagement described in this Section 5.17, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, from and after the Closing, (a) Independence, its Affiliates or any of its or their respective Representatives (and not Earthstone, the Independence Subsidiaries or their respective Affiliates or Representatives) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Earthstone, its Affiliates or any of its or their respective Representatives shall be a holder thereof, (b) to the extent that the files of LW in respect of such engagement constitute property of the client, only Independence, its Affiliates or any of its or their respective Representatives (and not Earthstone, the Independence Subsidiaries or their respective Affiliates or Representatives) shall hold such property rights and (c) LW shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Earthstone, the Independence Subsidiaries or their respective Affiliates or Representatives by reason of any attorney-client relationship between LW and any of Independence, the Independence Subsidiaries or their respective Affiliates or Representatives or otherwise.
Section 5.18Lock-Up Agreement. At the Closing, the Significant Holders will enter into a lock-up agreement, substantially in the form attached hereto as Exhibit D (the “Lock-up Agreement”), pursuant to which, subject to certain exceptions set forth therein, they will agree to not transfer or sell any of their shares of Class A Common Stock for a period of one hundred twenty (120) days after the Closing as provided in the Lock-up Agreement.
Section 5.19Debt Financing. Earthstone (a) shall use commercially reasonable efforts to cause the Debt Financing to be consummated in accordance with its respective terms immediately prior to the Closing and (b) shall not take any action that could be reasonably expected to prevent the Debt Financing from being consummated in accordance with its respective terms immediately prior to the Closing.
Section 5.20Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties in the preamble of this Agreement (the “Contracting Parties”). No Person that is not a Contracting Party, including any past, present or future Representative or Affiliate of any Contracting Party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any liability (whether in contract, tort, at law or in equity, or granted by statute or otherwise) for any claims, causes of action or other obligations or liabilities arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach to the maximum extent permitted by applicable Law. To the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases all such liabilities, claims, causes of action or other obligations and liabilities against any such Nonparty Affiliate, (b) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, and (c) each Contracting Party disclaims any reliance upon any Nonparty Affiliate with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.
ARTICLE 6
CONDITIONS TO CLOSING

Section 6.1Mutual Conditions to Closing. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by such Party) on or prior to the Closing of each of the following conditions precedent:
(a)No Injunction. On the Closing Date, no Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action or other proceeding by any Governmental Body seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; and
(b)Governmental Consents. All material consents and approvals of any Governmental Body required for the consummation of the transactions contemplated under this Agreement shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.
Section 6.2Seller Parties’ Conditions to Closing. In addition to the conditions set forth in Section 6.1, the obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Seller Parties) on or prior to the Closing of each of the following conditions precedent:
(a)Representations of the Buyer Parties. The representations and warranties of the Buyer Parties set forth in Section 3.1, Section 3.2 and Section 3.3, shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and all other representations and warranties of the Buyer Parties set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or

“Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)Performance of Covenants. The Buyer Parties shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by the Buyer Parties under this Agreement prior to or on the Closing Date;
(c)Issuance of Earthstone Shares. Earthstone shall cause the Earthstone Shares to be issued to Independence, free and clear of any and all liens, claims and Encumbrances;
(d)Listing of Earthstone Shares. The Earthstone Shares shall have been approved for listing on the NYSE, subject to official notice of issuance; and
(e)Closing Deliverables. The Buyer Parties shall have delivered to Independence each of the items required by Section 7.3.
Section 6.3Buyer Parties’ Conditions to Closing. In addition to the conditions set forth in Section 6.1, the obligations of Buyer Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Buyer Parties) on or prior to the Closing of each of the following conditions precedent:
(a)Representations of the Seller Parties. The representations and warranties of the Seller Parties set forth in Section 4.1, Section 4.2 and Section 4.3 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time; and all other representations and warranties of the Seller Parties set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)Performance of Covenants. The Seller Parties shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by the Seller Parties under this Agreement prior to or on the Closing Date;
(c)Assignment of the Independence Interests.  The Seller Parties shall execute and deliver an assignment of limited liability company interests (the “Assignment”) in form and substance reasonably satisfactory to EEH to convey all of the Independence Interests to EEH;
(d)Closing Deliverables.  The Seller Parties shall have delivered to EEH each of the items required by Section 7.2.

Section 6.4Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if the failure of such condition to be satisfied was caused by such Party’s failure to use its reasonable best efforts to consummate the transactions contemplated hereby, or other breach of or noncompliance with this Agreement.
ARTICLE 7
CLOSING

Section 7.1Closing Matters.
(a)Time and Place of Closing. Consummation of the transactions as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by the Parties, take place electronically via the exchange of documents in “portable document format” (“.pdf”) form, on January 7, 2021 (the “Scheduled Closing Date”); provided that, if the conditions to Closing in Article 6 have not yet been satisfied or waived by such date, then, subject to Section 8.1, the Closing shall occur on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as Earthstone and Independence shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date”, subject to the Parties’ rights to terminate this Agreement under Article 8.
(b)No later than five (5) Business Days prior to the Closing Date, Independence shall provide the Closing Indebtedness Payoff Amounts together with a signed letter from each holder of any such Closing Indebtedness, which letter specifies the aggregate amount required to be paid in order to repay in full the Closing Indebtedness (including wire transfer instructions) (the “Debt Payoff Letters”).
Section 7.2Obligations of Seller Parties at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Buyer Parties of their obligations pursuant to Section 7.3, the Seller Parties shall deliver or cause to be delivered to the Buyer Parties, as applicable:
(a)a counterpart of the Assignment, duly executed by Independence and Independence Manager;
(b)counterparts of the Registration Rights Agreement, duly executed by Independence and the other parties thereto (other than Earthstone);
(c)a counterpart of the Voting Agreement, duly executed by the Significant Holders;
(d)a certificate duly executed by an authorized executive officer of the Seller Parties, dated as of the Closing Date, certifying on behalf of the Seller Parties that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been fulfilled;

(e)an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that it is not a “foreign person” within the meaning of Sections 1445(f)(3) or 1446(f)(2) of the Code;
(f)the Independence Company Release, duly executed by an authorized Person of each Independence Company and each Independence Company’s officers, directors and managers;
(g)the resignation, effective immediately prior to the Closing, of each of the officers, directors and managers of each Independence Company;
(h)duly executed Debt Payoff Letters;
(i)suitable documentation for the control of all bank and other financial accounts set forth on Section 7.2(i) of the Independence Disclosure Schedule;
(j)a counterpart of the Lock-up Agreement, duly executed by the Significant Holders; and
(k)such other instruments and agreements as necessary or appropriate to comply with Independence’s obligations under this Agreement.
Section 7.3Obligations of Buyer Parties at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the other Parties of their respective obligations pursuant to Section 7.2, the Buyer Parties, as applicable, shall deliver or cause to be delivered to the Seller Parties:
(a)evidence of issuance of the Earthstone Shares, credited to book-entry accounts maintained by the transfer agent of Earthstone or in such other form reasonably acceptable to Independence;
(b)a counterpart of the Registration Rights Agreement, duly executed by Earthstone;
(c)a counterpart of the Voting Agreement, duly executed by Earthstone and the other parties thereto (other than Independence);
(d)a certificate duly executed by an authorized executive officer of each of the Buyer Parties, dated as of the Closing Date, certifying on behalf of each of the Buyer Parties that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been fulfilled;
(e)the Independence Cash Payment, by wire transfer of immediately available funds; and
(f)such other instruments and agreements as necessary or appropriate to comply with the Buyer Parties’ obligations under this Agreement.

ARTICLE 8
TERMINATION

Section 8.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Earthstone and Independence;
(b)by either Earthstone or Independence:
(i)if the Closing has not occurred on or before the Outside Termination Date; provided, however, that no Party shall be entitled to terminate this Agreement under this clause (b)(i) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder; or
(ii)if any Order having the effect set forth in Section 6.1(a) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if such Order was due to the failure of such Party to perform any of its obligations under this Agreement.
(c)by Earthstone, if Independence shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Independence set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or is not cured, by Independence within thirty (30) days following receipt of written notice from Earthstone of such breach or failure; provided that Earthstone shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Earthstone is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
(d)by Independence, if Earthstone shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Earthstone set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by Independence within thirty (30) days following receipt of written notice from Independence of such breach or failure; provided that Independence shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Independence is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
Section 8.2Ability to Terminate. No Party shall be entitled to terminate this Agreement under Section 8.1 if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder.
Section 8.3Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 5.3, the provisions of this Article 8 and the provisions in Article 10, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any Party or its respective directors, managers, officers and Affiliates; provided, that nothing in this Section 8.3 shall relieve any Party of liability for Willful Breach or Fraud, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity, including seeking specific performance.
ARTICLE 9
SURVIVAL AND REMEDIES; INDEMNIFICATION

Section 9.1Survival. None of the representations, warranties, covenants, agreements or undertakings set forth in this Agreement or in any instrument, document or certificate delivered in accordance with this Agreement shall survive the Closing, other than each covenant and agreement set forth in this Agreement that by its terms is to be performed following the Closing, which shall survive the Closing until fully performed. Absent Fraud, no Party or any of its respective Representatives or Affiliates shall have any liability with respect to any representation, warranty, covenant, agreement or undertaking from and after the time that such representation, warranty, covenant, agreement or undertaking ceases to survive hereunder (provided, that the foregoing shall not limit any Claim or recovery that may be available to any of the Buyer Parties or Buyer Subsidiaries under the R&W Insurance Policy). For the purposes of determining whether any representation or warranties have been breached or calculating the losses hereunder resulting from any breach of any representation or warranty set forth in this Agreement, any representation or warranty which is qualified by materiality, Material Adverse Effect or similar qualifier shall be deemed not to be so qualified. The Parties agree that, absent Fraud, (a) neither Independence nor its Representatives or Affiliates shall be liable to the R&W Insurer under the R&W Insurance Policy for subrogation claims pursuant to the R&W Insurance Policy, and (b) the R&W Insurance Policy will include a waiver of such subrogation claims for the benefit of Independence and its Affiliates.
Section 9.2Exclusive Remedy. From and after the Closing, except for claims of Fraud, the remedies provided or contemplated in Section 5.10 (Tax Matters), Section 9.1 (Survival), and Section 10.15 (Specific Performance) shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) for any and all claims against any Party to the extent arising under, out of, related to or in connection with this Agreement. Without limiting the generality of the foregoing and subject to Article 8, this Article 9, and Section 10.15 (Specific Performance), each of the Parties hereby waives, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action (except for claims of Fraud) that it or any of its respective Representatives or Affiliates may have against each of the other Parties or any of its Affiliates or its or their respective Representatives with respect to the subject matter of this Agreement, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether at law or in equity.
ARTICLE 10
MISCELLANEOUS

Section 10.1Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any Party’s delivery of an executed counterpart signature page by facsimile or email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.
Section 10.2Notices. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by facsimile or email or by registered or certified mail, postage prepaid, as follows:
If to Earthstone or EEH:
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attn: Robert J. Anderson, President and Chief Executive Officer
Facsimile: (832) 823-0478
Email: robert@earthstoneenergy.com

With a copy (which shall not constitute notice) to:
Jones & Keller, P.C.
1675 Broadway, 26th Floor
Denver, Colorado 80202
Attn: Reid A. Godbolt
Adam J. Fogoros
Facsimile: (303) 573-8133
Email: rgodbolt@joneskeller.com
adamf@joneskeller.com
If to Independence or Independence Manager:
Independence Resources Holdings, LLC
11450 Compaq Center Drive West, Bldg. 10, Suite 470
Houston, Texas 77070
Attn: Chief Executive Officer
Facsimile: (832) 916-2310
Email: rod.steward@independenceresources.com

With a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attn: Jeff Munoz
Facsimile: (713) 546-5401
Email: jeff.munoz@lw.com
Any Party may change its address for notice by providing notice to the other Party in the manner set forth above. All notices shall be deemed to have been duly given and the receiving Party charged with notice (a) if personally delivered, when received, (b) if sent by facsimile during normal business hours of the recipient, upon confirmation of transmission, or if sent by facsimile after normal business hours of the recipient, on the next Business Day, (c) if sent by email during normal business hours of the recipient, upon having obtained electronic delivery confirmation thereof, or if sent by email after normal business hours of the recipient, on the next Business Day, (d) if mailed, four (4) Business Days after the date of mailing to the address above or (e) if sent by overnight courier, one day after sending.
Section 10.3Certain Fees. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by EEH.
Section 10.4Governing Law; Jurisdiction.
(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.
(b)Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and

(iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(c)EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 10.5Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 10.6Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, which consent may be withheld for any reason, and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 10.7Entire Agreement. This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto), the Confidentiality Agreement and the documents to be executed hereunder and in connection herewith constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 10.8Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.
Section 10.9No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than a Party to any claim, cause of action, remedy or right of any kind, except as provided in Section 5.20 (which will be to the benefit of the Persons referred to in such Section).
Section 10.10Construction. The Parties acknowledge that (a) each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) each Party and its counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.
Section 10.11Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF THE PARTIES SHALL BE ENTITLED TO SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF THE PARTIES, FOR ITSELF AND ON BEHALF OF THE MEMBERS OF THE INDEPENDENCE SUBSIDIARIES AND THE BUYER SUBSIDIARIES, AS APPLICABLE, HEREBY EXPRESSLY WAIVES ANY RIGHT TO SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.12Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE ALL CAPS FONT ARE “CONSPICUOUS” AND COMPLY WITH THE EXPRESS NEGLIGENCE RULE FOR THE PURPOSE OF ANY APPLICABLE LAW.
Section 10.13Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 10.14Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions shall remain in full force and effect unless doing so would result in an interpretation of this Agreement that is manifestly unjust.
Section 10.15Specific Performance. Each Party hereby acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of Earthstone and Independence, and their Affiliates, is unique, that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate such other Party not in default or in breach. Accordingly, except with respect to a valid termination of this Agreement pursuant to Article 8, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The Parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
EARTHSTONE:
EARTHSTONE ENERGY, INC.
By:/s/ Robert J. Anderson
Name: Robert J. Anderson
Title: President and Chief Executive Officer

EEH:
EARTHSTONE ENERGY HOLDINGS, LLC
By:/s/ Robert J. Anderson
Name: Robert J. Anderson
Title: President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

INDEPENDENCE:
INDEPENDENCE RESOURCES HOLDINGS, LLC

By:/s/ Rodney L. Steward
Name: Rodney L. Steward
Title: Chief Executive Officer

INDEPENDENCE MANAGER:
INDEPENDENCE RESOURCES MANAGER, LLC
By:/s/ Rodney L. Steward
Name: Rodney L. Steward
Title: Chief Executive Officer

Signature Page to Purchase and Sale Agreement

APPENDIX A
ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT, DATED AS OF DECEMBER 17, 2020, BY AND AMONG
EARTHSTONE ENERGY HOLDINGS, LLC, EARTHSTONE ENERGY, INC., INDEPENDENCE RESOURCES HOLDINGS, LLC, AND INDEPENDENCE RESOURCES MANAGER, LLC
DEFINITIONS
“Acquired Entities” has the meaning set forth in the Recitals of this Agreement.
“Acquisition” has the meaning set forth in Section 2.1.
“Adjusted Net Debt” means (without duplication), with respect to the Acquired Entities and their Subsidiaries, the net amount, determined as of the Measurement Time, of (a) sum of (i) Closing Indebtedness plus (ii) Excess Seller Transaction Expenses less (b) Book Cash. Provided that Excess Seller Transaction Expenses are only included if such number is greater than zero.
“Adjusted Net Debt at Closing” has the meaning set forth in Section 2.4.
“Adjusted Purchase Price” has the meaning set forth in Section 2.4.
“Adjusted Stock Consideration” has the meaning set forth in Section 2.4.
“Adjusted Net Debt Target” means the amount set forth and on Schedule 1.1(a).
“Adjusted Net Debt Threshold” means an amount equal to 100% of the aggregate Adjusted Net Debt Target.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person. For purposes of this Agreement and notwithstanding anything herein to the contrary, (a) prior to Closing, each Independence Subsidiary shall be deemed to be an Affiliate of Independence (and not Earthstone), and, from and after Closing, each Earthstone Subsidiary shall be deemed to be an Affiliate of Earthstone (and not Independence), (b) except as otherwise provided herein, none of the Warburg Companies shall be deemed to be an Affiliate of Independence or any Independence Subsidiaries, and (c) except as otherwise provided herein, none of the EnCap Companies shall be deemed to be an Affiliate of the Buyer Parties or any Buyer Subsidiaries.
“Agreement” has the meaning set forth in the Preamble of this Agreement.
“Anti-Money Laundering Laws” has the meaning set forth in Section 3.35(b).
“Assignment” has the meaning set forth in Section 6.3(c).
“Audited Independence Financial Statements” has the meaning set forth in Section 4.6.

Appendix A - 1

“Benefit Plan” means (a) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and (b) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA and whether written or oral, including, cash or equity or equity-based, deferred compensation, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, welfare, cafeteria, severance, retirement, pension, savings, or termination.
“Book Cash” means the amount on deposit in bank accounts maintained by the Acquired Entities and their Subsidiaries on the Measurement Time less (a) all checks that have been written or otherwise distributed but not yet cashed as of such date of determination and (b) all automated clearing house transfers that have been initiated by the depository bank and not funded by the Acquired Entities and their Subsidiaries, provided that the amount of such cash shall have been reconciled to the books and records (including bank statements) of the Acquired Entities and their Subsidiaries.
“Business Day” means each calendar day except Saturdays, Sundays, and United States federal holidays.
“Buyer Parties” has the meaning set forth in the Preamble to this Agreement.
“Buyer Released Claims” has the meaning set forth in Section 5.13(a).
“Buyer Released Parties” has the meaning set forth in Section 5.13(a).
“Buyer Subsidiary” means the Earthstone Subsidiaries and the EEH Subsidiaries.
“CARES Act” has the meaning set forth in Section 4.11(k).
“Cash Consideration” means an amount equal to the sum of the Closing Indebtedness Payoff Amount plus the Independence Cash Payment.
“Cause” has the meaning set forth in Section 5.14(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
“Certificate of Incorporation” means that certain Third Amended and Restated Certificate of Incorporation of Earthstone, executed May 9, 2017.
“Claim” means any claim, action, litigation, inquiry, Proceeding (at law or in equity), cause of action, audit, settlement, investigation, charge, suit, complaint, demand or similar matter, including notice of such matters.
“Class A Common Stock” shall have the meaning set forth in Section 3.2(a).
“Class B Common Stock” shall have the meaning set forth in Section 3.2(a).

Appendix A - 2

“Closing” has the meaning set forth in Section 7.1(a).
“Closing Date” has the meaning set forth in Section 7.1(a).
“Closing Indebtedness” means the aggregate principal amount of, and accrued interest on, all Indebtedness of the Acquired Entities as of the Measurement Time.
“Closing Indebtedness Payoff Amount” means, the amount required to repay in full the Closing Indebtedness on the Closing Date (including any prepayment, termination or similar fees and any other breakage costs).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated effective as of June 8, 2020, by and between Earthstone and Independence Management.
“Contracting Parties” has the meaning set forth in Section 5.20.
“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.
“Debt Payoff Letter” has the meaning set forth in Section 7.2(b).
“Debt Financing” has the meaning set forth in Section 3.36.
“Earthstone” has the meaning set forth in the Preamble of this Agreement.
“Earthstone Audit Committee” has the meaning set forth in Section 3.33.
“Earthstone Benefit Plan” has the meaning set forth in Section 3.34(a).
“Earthstone Board” means the Board of Directors of Earthstone.
“Earthstone Common Stock” has the meaning set forth in Section 3.2(a).
“Earthstone Credit Facility” means the credit agreement dated November 21, 2019, by and among EEH, as borrower, Earthstone, as parent, Wells Fargo Bank, National Association, as administrative agent and issuing bank, BOKF, NA dba Bank of Texas, as issuing back with respect to existing letters of credit, Royal Bank of Canada, as syndication agent, SunTrust Bank, as documentation agent, and the lenders party thereto, as amended by the First Amendment to Credit Agreement dated as of September 28, 2020 among EEH, as borrower, Earthstone, as parent, Wells Fargo Bank, National Association, as administrative agent and issuing bank, Royal Bank of Canada, as syndication agent, Truist Bank, as documentation agent, and the lenders party thereto.
“Earthstone Disclosure Schedule” has the meaning set forth in Article 3.

Appendix A - 3

“Earthstone Financial Statements” has the meaning set forth in Section 3.6.
“Earthstone Interim Financial Statements” has the meaning set forth in Section 3.7.
“Earthstone Internal Controls” has the meaning set forth in Section 3.33.
“Earthstone Material Contracts” means all leases, contracts, agreements (oral or written) and instruments to which the Buyer Parties or any of the Buyer Subsidiaries is a party as of the date hereof and which are in any single case, of material importance to the conduct of the business of the Buyer Parties and the Buyer Subsidiaries, taken as a whole.
“Earthstone Preferred Stock” has the meaning set forth in Section 3.2(a).
“Earthstone Properties” means the Properties of Earthstone and the Earthstone Subsidiaries.
“Earthstone Records” means all data, files or records in Earthstone’s control or possession pertaining to the ownership and operation of the Earthstone Properties, including but not limited to all abstracts of title, accounting records, property tax records, financial reports and projections, escrow reports, books, contract files, division order files, documents evidencing the prices currently paid for production, engineering data, geological and geophysical reports, lease files, logs, maps, pressure data, production records, supplemental abstracts of title, title curative materials, title opinions, title reports and other data useful to or used in connection with the development, exploration or operation of the Earthstone Properties.
“Earthstone Reserve Report” has the meaning set forth in Section 3.29.
“Earthstone Shares” has the meaning set forth in the Recitals of this Agreement.
“Earthstone Subsidiaries” means each Subsidiary of Earthstone, including EEH, Lynden Energy Corp. and Lynden USA Inc.
“EEH” has the meaning set forth in the Preamble of this Agreement.
“EEH Organizational Documents” means the certificate of formation of EEH and the LLC Agreement.
“EEH Subsidiaries” means Earthstone Operating, LLC, Sabine River Energy, LLC, Lynden USA Operating, LLC, Bold Energy III LLC and Bold Operating, LLC.
“EEH Units” means Units (as defined in the LLC Agreement) of EEH having such rights, privileges and preferences of the “Units” as set forth in the LLC Agreement.
“EnCap Companies” means EnCap Investments L.P., any fund formed or managed by such Person or its Affiliates for the purposes of making investments, or any portfolio company of any of such funds (other than Earthstone and any Earthstone Subsidiaries).

Appendix A - 4

“Encumbrance” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.
“Environmental Laws” means, all Laws related to pollution, the protection of the environment, the presence, Release, threatened Release, generation, recycling, disposal or treatment of Hazardous Substances, protection of human health and safety (to the extent related to the exposure to Hazardous Substances) including, but not limited to, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.
“Excess Seller Transaction Expenses” means the sum of (a) Seller Transaction Expenses as of the Measurement Time minus (b) Seller Transaction Expenses Limit.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Execution Date” has the meaning set forth in the Preamble of this Agreement.
“FERC” has the meaning set forth in Section 3.25.
“Fraud” means, with respect to any Person, actual and intentional fraud by such Person with respect to the making of representations and warranties contained in this Agreement by such Person and not with respect to any other matters; provided, that such actual and intentional fraud of such Person hereto specifically excludes any statement, representation or omission made negligently and shall only be deemed to exist if (a) such Person had knowledge that the representations and warranties made by such Person were inaccurate when made, (b) that such representations and warranties were made with the express intent to induce the other Person to rely thereon and that such other Person would take action or inaction to such other Person’s detriment, (c) such reliance and subsequent action or inaction by such other Person was justifiable, and (d) such action or inaction resulted in actual damages to such other Person.
“GAAP” means U.S. generally accepted accounting principles.

Appendix A - 5

“Governmental Body” means any instrumentality, subdivision, court, arbitral body, administrative agency, commission, official or other governmental authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental body.
“Hazardous Substances” means any substance or waste that is listed, defined, designated, classified as, or otherwise determined to be hazardous, extremely hazardous, toxic, radioactive, a pollutant or a contaminant under or pursuant to any Law.
“Hired Employees” has the meaning set forth in Section 5.14(a).
“Hydrocarbons” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and hydrocarbons and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all Hydrocarbons leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, Hydrocarbons sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including Wells, well equipment and machinery), Hydrocarbons production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Imbalances” means any imbalance (a) at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interest of a party therein and the shares of production from relevant Well or (b) at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to a party and the Hydrocarbons actually delivered on behalf of a party at that point.
“Indebtedness” means, with respect to a Person, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent), (c) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (d) obligations for the deferred purchase price of property or services (other than current liabilities taken into account in the calculation of working capital), and (e) any liability of others described in clauses (a) through (d) above that the Person has guaranteed or

Appendix A - 6

that is otherwise its legal liability, and including in clauses (a) through (e) above any accrued and unpaid interest or penalties thereon.
“Indemnified Person” has the meaning set forth in Section 5.12(a)(i).
“Independence” has the meaning set forth in the Preamble of this Agreement.
“Independence Annual Financial Statements” has the meaning set forth in Section 4.6.
“Independence Benefit Plan” has the meaning set forth in Section 4.32(a).
“Independence Cash Payment” means $2,548,588.56.
“Independence Companies” means Independence Management and Independence Technology, collectively, and “Independence Company” means either of Independence Management and Independence Technology, individually.
“Independence Company Release” means a document in substantially the form attached hereto as Exhibit E.
“Independence Company Subsidiary” means each Subsidiary of an Independence Company.
“Independence Credit Facility” means that certain Credit Agreement, dated as of December 22, 2015, among Independence Management, as Borrower, Independence and Independence Manager, as Parent Entities, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders named therein, as amended, restated or modified from time to time.
“Independence Disclosure Schedule” has the meaning set forth in Article 4.
“Independence Employees” has the meaning set forth in Section 5.14(a).
“Independence Hedge Contract” means any contract to which any Independence Company is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Independence Interests” has the meaning set forth in the Recitals of this Agreement.
“Independence Management” has the meaning set forth in the Recitals of this Agreement.
“Independence Manager” has the meaning set forth in the Preamble of this Agreement.
“Independence Properties” means the Properties of Independence and the Independence Subsidiaries.

Appendix A - 7

“Independence Records” means all data, files or records in Independence’s control or possession pertaining to the ownership and operation of the Independence Properties, including but not limited to all abstracts of title, accounting records, property tax records, financial reports and projections, escrow reports, books, contract files, division order files, documents evidencing the prices currently paid for production, engineering data, geological and geophysical reports, lease files, logs, maps, pressure data, production records, supplemental abstracts of title, title curative materials, title opinions, title reports and other data useful to or used in connection with the development, exploration or operation of the Independence Properties.
“Independence Reserve Report” has the meaning set forth in Section 4.31.
“Independence Responsible Returns” has the meaning set forth in Section 5.10(a).
“Independence Subsidiaries” means each Subsidiary of Independence.
“Independence Technology” has the meaning set forth in the Recitals of this Agreement.
“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.
“Investment Company Act” has the meaning set forth in Section 3.37.
“IRM Interests” has the meaning set forth in the Recitals of this Agreement.
“IRM 401(K) Plan” has the meaning set forth in Section 5.14(i).
“IRS” means the Internal Revenue Service.
“IRT Interests” has the meaning set forth in the Recitals of this Agreement.
“Knowledge” means (a) with respect to the Buyer Parties, information personally known by Robert J. Anderson, Mark Lumpkin, Jr. or Steve Collins, and (b) with respect to Seller Parties, information personally known by Rodney L. Steward or John Nicholas.
“Lands” has the meaning set forth under the definition of Properties.

Appendix A - 8

“Law” or “Laws” means any federal, state, local, municipal, foreign or other laws, statutes, legislation, rules, regulations, ordinances, common law, Orders, Permits and codes of Governmental Bodies.
“Leases” has the meaning set forth under the definition of Properties.
“LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of EEH dated May 9, 2017.
“Lock-up Agreement” has the meaning set forth in Section 5.18.
“LW” has the meaning set forth in Section 5.17.
“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event, development, circumstance, condition, occurrence or combination of the foregoing that, individually or in the aggregate, has had or would reasonably be expected to have (i) a material adverse effect on the ability of such Person to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof or (ii) a material adverse effect on the business, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events, developments, circumstances, conditions or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (a) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (b) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement; (c) any change in the market price or trading volume of Earthstone Common Stock (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur); (d) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (e) any epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition); (f) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (g) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (h) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that any change, effect, event, development, circumstance, condition or occurrence referred to in clause (a), (d) or (h) shall be taken into account for purposes of determining whether there has been a Material Adverse Effect if and to the extent that such change, effect, event, development, circumstance, condition or occurrence disproportionately adversely affects such Person, as compared to other similarly situated Persons operating in the industries in which such Person operates.

Appendix A - 9

“Measurement Time” means 11:59 p.m. (Central Time) on December 31, 2020, if the Closing occurs on or before January 31, 2021; provided, however, that if the Closing occurs after January 31, 2021, the Measurement Time shall mean 11:59 p.m. (Central Time) on January 31, 2021.
“NGA” has the meaning set forth in Section 3.25.
“Nonparty Affiliate” has the meaning set forth in Section 5.20.
“NYSE” has the meaning set forth in Section 3.30.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Offer” has the meaning set forth in Section 5.14(a).
“Offered Employee” has the meaning set forth in Section 5.14(a).
“Order” means any judgment, order, consent order, injunction, decree or writ of any Governmental Body.
“Outside Termination Date” means February 15, 2021.
“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.
“Per Share Price” means $3.99.
“Permits” means any permits, approvals or authorizations by, or filings with, a Governmental Body.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.
“Plan Effective Date” has the meaning set forth in Section 5.14(i).
“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date.
“Proceeding” has the meaning set forth in Section 5.12(a)(ii).
“Properties” means all of the assets of the Party and its Subsidiaries, including, without limitation, all of the Party’s right and title to, and interest in the following assets and properties:
(i) the oil, gas and/or mineral leases and fee interests, including any ratifications, extensions and amendments thereof (as so limited, the “Leases”) and (ii) the lands covered by the Leases (the “Lands”), including (A) all properties and rights incident to the Leases and Lands and (B) any fee mineral interest, fee royalty interests, oil, gas and/or mineral leases, royalties, overriding royalties, production payments and net profits interests covering or arising out of the

Appendix A - 10

Lands, in each case, together with any and all leasehold interests and other rights, titles and interests of the respective Party in and to any pooled acreage, communitized acreage or units arising on account of the Leases or the Lands having been pooled, communitized or unitized into such units (the “Unit Interests”);
all oil wells and gas wells, water injection wells and other injection or disposal wells, temporarily abandoned and permanently plugged and abandoned wells, and all other wells of every nature and kind located on or attributable to the Leases, the Lands or the Unit Interests, including all of the wells (the “Wells”, and, together with the Lands, the Leases, and the Unit Interests, the “Subject Oil and Gas Interests”);
all agreements and contracts related to the Subject Oil and Gas Interests;
all easements, rights-of-way, servitudes, surface use agreements, surface leases and similar rights, obligations and interests that are primarily related to the use, ownership or operation of any of the Subject Oil and Gas Interests or any of the Tangible Property;
all permits, water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights), licenses, registrations, consents, Orders, approvals, variances, exemptions, waivers, franchises, rights and other authorizations issued by any Governmental Body that are primarily related to the use, ownership or operation of any of the Subject Oil and Gas Interests or any of the Tangible Property that may be transferred under applicable Law;
all rolling stock, equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property that is located on the Leases or the Lands and primarily used (or held for use) in connection with the use, ownership or operation of the Subject Oil and Gas Interests, including flow lines, pipelines, gathering, treatment, processing and storage systems, produced and fresh water pipelines, salt water disposal wells, gas lift systems, well pads, caissons, tank batteries, compressors, equipment inventory (other than any equipment inventory consumed in the ordinary course prior to the Closing) (collectively, the “Tangible Property”);
all of the data, including any geophysical or other seismic or related technical data, files, records, maps and information, whether held in hard copy or electronic format, in the respective Party’s possession or control that are primarily related to any of the assets and properties described in this definition, including all land, title and contract files and operations, accounting, environmental, production and Tax records with respect to such properties and assets but only to the extent not subject to legal privilege of an un-affiliated third-Person or contractual restrictions on disclosure or transfer;
the fee surface rights in the Lands;
the emission reduction credits, emission offsets or similar credits (whether under voluntary or mandatory programs) held by the respective Party that are related to local, state or federal air quality Laws, regulations or plans;

Appendix A - 11

all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) whether arising before, on, or after the Closing Date to the extent such rights, claims, and causes of action relate to any of the Properties.
all claims for refunds of, and any loss or credit carryovers or similar items with respect to, any production taxes; and
all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Properties and properties described in this definition.
“Purchase Price” has the meaning set forth in Section 2.2, and shall mean the Adjusted Purchase Price, as applicable.
“Purchase Price Allocation” has the meaning set forth in Section 5.10(d).
“Push-Out Election” means the election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable.
“Qualifying Offer” has the meaning set forth in Section 5.14(a).
“Registration Rights Agreement” has the meaning set forth in Section 5.7.
“Regulatory Agencies” has the meaning set forth in Section 3.25.
“Rejecting Employees” has the meaning set forth in Section 5.14(a).
“Release” means the disposing, discharging, injecting, spilling, leaking, pumping, leaching, dumping, emitting, escaping or emptying into or upon any air, soil, sediment, subsurface strata, surface water or groundwater.
“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of an interest in a Party; (b) any consultant, advisor or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Properties, including any consultant retained by such bank, other financial institution or entity.
“R&W Conditional Binder” means that certain conditional binder from the R&W Insurer with respect to the R&W Insurance Policy, attached hereto as Exhibit C.
“R&W Insurance Expenses” means the premium payable to the R&W Insurer in connection with the issuance of the R&W Insurance Policy plus the insurance underwriting engagement fee, surplus line fees, related broker fees, Taxes and all other fees or charges due at Closing with respect to the R&W Insurance Policy.

Appendix A - 12

“R&W Insurance Policy” means that certain insurance policy to be issued by the R&W Insurer, Policy Number F21R1120A001, attached hereto as an exhibit to the R&W Conditional Binder.
“R&W Insurer” means Houston Casualty Company.
“Sanctions” has the meaning set forth in Section 3.35(c).
“Sanctions Person” has the meaning set forth in Section 3.35(c).
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.
“Scheduled Closing Date” has the meaning set forth in Section 7.1(a).
“SEC” means the United States Securities and Exchange Commission, or any successor agency.
“SEC Filings” has the meaning set forth in Section 3.31.
“Securities” means any class or series of equity interest in a Party, including without limitation, the Earthstone Common Stock, the limited liability company interests of each limited liability company that is a Subsidiary of any Party and the common stock of each corporation that is a Subsidiary of any Party.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Parties” has the meaning set forth in the Preamble of this Agreement.
“Seller Released Claims” has the meaning set forth in Section 5.13(b).
“Seller Released Parties” has the meaning set forth in Section 5.13(b).
“Seller Transaction Expenses” means the aggregate of all fees and expenses payable by Independence and the Acquired Entities in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) to the legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants listed on Section 1.1(b) of the Independence Disclosure Schedule.
“Seller Transaction Expenses Limit” means the amount of Seller Transaction Expenses set forth on Section 1.1(b) of the Independence Disclosure Schedule.
“Share Adjustment Amount” means an amount equal to (a)(i) the Adjusted Net Debt at Closing minus (ii) the applicable Adjusted Net Debt Threshold, divided by (b) the Per Share Price. If the Share Adjustment Amount is positive, then such calculated number shall be used to reduce the Earthstone Shares in accordance with Section 2.4. If the Share Adjustment Amount is negative or zero, then no adjustment to the Earthstone Shares shall be made.

Appendix A - 13

“Significant Holders” means Warburg Pincus Private Equity (E&P) XI – A, L.P., Warburg Pincus XI (E&P) Partners – A, L.P., WP IRH Holdings, L.P., Warburg Pincus XI (E&P) Partners – B IRH, LLC, WP Energy IRH Holdings, L.P., WP Energy Partners IRH Holdings, L.P., Warburg Pincus Energy (E&P) Partners-B IRH, LLC, Warburg Pincus Energy Partners-A, L.P., and Warburg Pincus Energy (E&P)-A, L.P.
“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.
“Subject Oil and Gas Interests” has the meaning set forth under the definition of Properties.
“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.
“Tangible Property” has the meaning set forth under the definition of Properties.
“Tax Proceeding” has the meaning set forth in Section 5.10(b).
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.
“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, gross receipts, goods and services, registration, capital, transfer, employment, estimated or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts that may be imposed with respect thereto.
“Transaction Documents” means the Lock-up Agreement, the Registration Rights Agreement, the Voting Agreement, the Assignment, the Independence Company Release and any other contract among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.
“Transactions” has the meaning set forth in Section 2.2.

Appendix A - 14

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes; provided, however, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the transactions contemplated hereby.
“Transition Period” has the meaning set forth in Section 5.14(a).
“Transitional Employees” has the meaning set forth in Section 5.14(a).
“Unaudited Independence Financial Statements” has the meaning set forth in Section 4.6.
“Unit Interests” has the meaning set forth under the definition of Properties.
“USA PATRIOT Act” has the meaning set forth in Section 3.35(b).
“Voting Agreement” has the meaning set forth in Section 5.11.
“Warburg Companies” means Warburg Pincus LLC, any fund formed or managed by such Person or its Affiliates for the purposes of making investments, or any portfolio company of any of such funds (other than Independence and any Independence Subsidiaries), including the Significant Holders.
“Wells” has the meaning set forth under the definition of Properties.
“Willful Breach” means (a) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (b) the failure by any Party to consummate the transactions contemplated hereby after all of the conditions set forth in Article 6 have been satisfied or waived (by the Party entitled to waive any such applicable conditions).

Appendix A - 15

EXHIBIT A
FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [____________], 2021, by and among Earthstone Energy, Inc., a Delaware corporation (“Parent”), Independence Resources Holdings, LLC, a Delaware limited liability company (“Independence”), and the Persons identified on Schedule I hereto who become party to this Agreement from time to time upon the execution of a Joinder (as defined herein) in accordance with Section 2.10 of this Agreement (collectively, the “Independence Stockholders”).
RECITALS
WHEREAS, Parent, Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), Independence and Independence Manager entered into a Purchase and Sale Agreement, dated as of December 17, 2020 (the “Purchase Agreement”), under which, among other things, EEH will acquire from Independence and Independence Manager 100% of the outstanding equity interests in certain wholly owned subsidiaries of Independence and Independence Manager;
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Independence will receive shares of Class A Common Stock of Parent, par value $0.001 per share (“Class A Common Stock”); and
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Parent has agreed to grant to the Holders (as defined herein) certain rights with respect to the registration of the Registrable Securities (as defined herein) on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I.
DEFINITIONS

Section 1.01Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement, except that the terms set forth below are used herein as so defined:
“Agreement” has the meaning specified therefor in the introductory paragraph.
“Bold” has the meaning specified therefor in Section 2.02(e) of this Agreement.
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“Bold Unitholders” has the meaning specified therefor in Section 2.02(e) of this Agreement.
“Class A Common Stock” has the meaning specified therefor in the recitals of this Agreement.
“Class A Common Stock Price” means, as of any date of determination, the volume weighted average closing price of Class A Common Stock (as reported by the New York Stock Exchange) for the ten trading days immediately preceding such date of determination.
“Class B Common Stock” means the Class B Common Stock of Parent, par value $0.001 per share.
“Effectiveness Deadline” has the meaning specified therefor in Section 2.01(a) of this Agreement.
“Effectiveness Period” has the meaning specified therefor in Section 2.01(b) of this Agreement.
“Equity Securities” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred), (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of the issuing Person, and (iii) any and all warrants, rights (including conversion and exchange rights) and options to purchase any security described in the clause (i) or (ii) above. Unless otherwise indicated, the term “Equity Securities” refers to Equity Securities of Parent.
“EEH” has the meaning specified therefor in the recitals of this Agreement.
“EEH A&R LLC Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of EEH, dated May 9, 2017.
“EEH Units” means units representing limited liability company interests in EEH.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.
“Holder” means a holder of any Registrable Securities.
“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.
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“Independence” has the meaning specified therefor in the introductory paragraph.
“Independence Manager” means Independence Resources Manager, LLC, a Delaware limited liability company.
“Independence Stockholder” has the meaning specified therefor in the introductory paragraph.
“Investor Holder” means a Holder that is not a natural person.
“Joinder” has the meaning specified therefor in Section 2.10 of this Agreement.
“Launch Date” has the meaning specified therefor in Section 2.02(b) of this Agreement.
“Losses” has the meaning specified therefor in Section 2.08(a) of this Agreement.
“Managing Underwriter(s)” means, with respect to any Underwritten Offering or Overnight Underwritten Offering, the book running lead manager or managers of such Underwritten Offering or Overnight Underwritten Offering.
“Maximum Number of Securities” has the meaning specified in Section 2.02(c).
“Member Distribution” has the meaning specified therefor in Section 2.01(b) of this Agreement.
“Offering Holders” has the meaning specified therefor in Section 2.03(a) of this Agreement.
“Opt-Out Notice” shall have the meaning provided in Section 2.02(a) of this Agreement.
“Overnight Underwritten Offering” has the meaning specified therefor in Section 2.02(b) of this Agreement.
“Parent” has the meaning specified therefor in the introductory paragraph.
“Parity Holders” has the meaning specified therefor in Section 2.02(c) of this Agreement.
“Person” shall mean an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.
“Piggyback Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.
“Piggyback Offering” has the meaning specified therefor in Section 2.02(a) of this Agreement.
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“Purchase Agreement” has the meaning specified therefor in the recitals of this Agreement.
“Registrable Securities” means (i) any Class A Common Stock received by Independence in connection with the transactions contemplated by the Purchase Agreement, including any Class A Common Stock purchased by Independence from existing stockholders of Parent on the Closing Date; (ii) any common Equity Securities of Parent or of any Subsidiary of Parent issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization; and (iii) any other shares of Class A Common Stock owned by Persons that are the registered holders of securities described in clauses (i) or (ii) above. For purposes of this Agreement, a Person shall be deemed to be a Holder, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder; provided, however, a holder of Registrable Securities may only request that Registrable Securities in the form of Equity Securities of Parent that are registered or to be registered as a class under Section 12 of the Exchange Act be registered pursuant to this Agreement.
“Registration Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.
“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.
“Selling Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
“Selling Holder Indemnified Person” has the meaning specified therefor in Section 2.08(a) of this Agreement.
“Selling Holder Underwriter Registration Statement” has the meaning specified therefor in Section 2.04(n) of this Agreement.
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“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a) of this Agreement.
“Subsidiary” means, with respect to Parent, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of Equity Securities of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by Parent, or (ii) if a limited liability company, partnership, association or other business entity, either (x) a majority of the Equity Securities of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of managers, general partners or other oversight board vested with the authority to direct management of such Person is at the time owned or controlled, directly or indirectly, by Parent or (y) Parent or one of its Subsidiaries is the sole manager or general partner of such Person.
“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Class A Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
“Underwritten Offering Filing” has the meaning specified therefor in Section 2.02(a) of this Agreement.
Section 1.02Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security is effective and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act; (c) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Parent and subsequent public distribution of such securities shall not require registration under the Securities Act or (d) such Registrable Security is held by Parent or one of its Subsidiaries.
Section 1.03Effectiveness. This Agreement is effective as of the date of this Agreement and shall continue in full force and effect until there are no longer any Registrable Securities outstanding.
ARTICLE II.
REGISTRATION RIGHTS

Section 2.01Shelf Registration.
(a)Shelf Registration. Parent shall (i) prepare and file by no later than the date that is 60 days after the Closing Date a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force) with respect to all of the
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Registrable Securities (the “Shelf Registration Statement”) and (ii) cause the Shelf Registration Statement to become effective as soon as reasonably practicable thereafter but in no event later than 120 days after the Closing Date (the “Effectiveness Deadline”).
(b)The Shelf Registration Statement filed pursuant to Section 2.01(a) shall be on Form S-3 of the SEC if Parent is eligible to use Form S-3 or Form S-1 of the SEC if Parent is not eligible to use Form S-3; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering or Overnight Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter(s) at any time shall notify the Holders in writing that, in the reasonable judgment of such Managing Underwriter(s), inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering or Overnight Underwritten Offering of such Registrable Securities, Parent shall use its reasonable best efforts to include such information in such a prospectus supplement. Subject to Section 2.01(c), Parent will cause the Shelf Registration Statement pursuant to this Section 2.01(b) to be continuously effective under the Securities Act from and after the date it is first declared or becomes effective until all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or there are no longer any Registrable Securities outstanding (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As soon as practicable following the date of effectiveness of such Shelf Registration Statement, but in any event within three Business Days of such date, Parent will notify the Selling Holders of the effectiveness of such Shelf Registration Statement.
Notwithstanding anything contained herein to the contrary, Parent hereby agrees that (i) the Shelf Registration Statement filed pursuant to this Section 2.01(b) shall contain all language (including on the prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by any Investor Holder to allow for a distribution to, and resale by, the direct and indirect members, stockholders or partners of such Investor Holder (each, a “Member Distribution”) and (ii) Parent shall, at the reasonable request of such Investor Holder if seeking to effect a Member Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial Registration Statement, or revise such language if deemed reasonably necessary by such Investor Holder to effect any such Member Distribution.
(c)Delay Rights. Notwithstanding anything to the contrary contained herein, Parent may, upon written notice to (x) all Holders, delay the filing of the Shelf Registration Statement or (y) any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement but such Selling Holder may settle any contracted sales of Registrable Securities) if Parent (i) is pursuing an acquisition,
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merger, reorganization, disposition or other similar transaction and the Board of Directors of Parent determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Board of Directors of Parent would materially adversely affect Parent; provided, however, in no event shall (A) such filing of the Shelf Registration Statement be delayed under clauses (i) or (ii) of this Section 2.01(c) for a period that exceeds 90 days or (B) such Selling Holders be suspended under clauses (i) or (ii) of this Section 2.01(c) from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 30 days in any 90-day period or 90 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, Parent shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement. Parent will only exercise its suspension rights under this Section 2.01(c) if it exercises similar suspension rights with respect to any Parity Holders. If Parent exercises its suspension rights under this Section 2.01(c), then during such suspension period Parent shall not engage in any transaction involving the offer, issuance, sale or purchase of Equity Securities (whether for the benefit of Parent or a third Person), except transactions involving (I) the issuance or purchase of Equity Securities as contemplated by the Parent’s employee benefit plans or employee or director arrangements, (II) the issuance of unregistered Equity Securities to a seller as consideration for, or to a third party in order to finance or partially finance, the transaction specified under clause (i) of this Section 2.01(c) that was the basis for which the suspension rights under this Section 2.01(c) were exercised or (III) the issuance of Equity Securities to a member of EEH in connection with the redemption of Class B Common Stock and EEH Units pursuant to the EEH A&R LLC Agreement.
Section 2.02Piggyback Rights.
(a)Participation. Except as provided in Section 2.02(b), if at any time during the Effectiveness Period, Parent proposes to file (i) a shelf registration statement other than the Shelf Registration Statement (in which event Parent covenants and agrees to include thereon a description of the transaction under which the Holders acquired the Registrable Securities), (ii) a prospectus supplement to an effective shelf registration statement, other than the Shelf Registration Statement contemplated by Section 2.01(a) of this Agreement, and Holders could be included without the filing of a post-effective amendment thereto (other than a post-effective amendment that is immediately effective), or (iii) a registration statement, other than a shelf registration statement, in the case of each of clause (i), (ii) or (iii), for the sale of Class A Common Stock in an Underwritten Offering or Overnight Underwritten Offering for its own account and/or the account of another Person, then as soon as practicable but not less than ten Business Days (or one Business Day in the case of an Overnight Underwritten Offering) prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary
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prospectus supplement is used) or (C) such registration statement (other than a Shelf Registration Statement), as the case may be (an “Underwritten Offering Filing”), then Parent shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering (a “Piggyback Offering”) to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of shares of Class A Common Stock (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if Parent has been advised by the Managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Selling Holders will have a material adverse effect on the price, timing or distribution of the Class A Common Stock in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Selling Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement. The notice required to be provided in this Section 2.02(a) to each Holder (the “Piggyback Notice”) shall be provided on a Business Day pursuant to Section 3.01 hereof. Each Holder shall then have five Business Days (or one Business Day in the case of an Overnight Underwritten Offering) after the date on which the Holders received the Piggyback Notice to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Board of Directors of Parent shall determine for any reason not to undertake or to delay such Underwritten Offering, Parent may, at its election, give written notice of such determination to the Selling Holders and (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to Parent of such withdrawal up to and including the time of pricing of such offering. Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to Parent requesting that such Holder not receive notice from Parent of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder, Parent shall not deliver any notice to such Holder pursuant to this Section 2.02(a), unless such Opt-Out Notice is revoked by such Holder.
Notwithstanding anything contained herein to the contrary, Parent hereby agrees that (i) any shelf registration statement which includes Registrable Securities pursuant to this Section 2.02(a) shall contain all language (including on the prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by such Holder to allow for a Member Distribution and (ii) Parent shall, at the reasonable request of the Holder seeking to effect a Member Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial registration statement, or revise such language if deemed reasonably necessary by such Holder to effect such Member Distribution.
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(b)Overnight Underwritten Offering Piggyback Rights. If, at any time during any Effectiveness Period, Parent proposes to file an Underwritten Offering Filing and such Underwritten Offering is expected to be launched (the “Launch Date”) after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day (such execution format, an “Overnight Underwritten Offering”), then no later than one Business Day after Parent engages one or more Managing Underwriter(s) for the proposed Overnight Underwritten Offering, Parent shall notify (including, but not limited to, notice by electronic mail) the Holders of the pendency of the Overnight Underwritten Offering and such notice shall offer the Holders the opportunity to include in such Overnight Underwritten Offering such number of Registrable Securities as each such Holder may request in writing within two Business Days after such Holder receives such notice. Notwithstanding the foregoing, if Parent has been advised by the Managing Underwriter(s) that the inclusion of Registrable Securities in the Overnight Underwritten Offering for the accounts of the Selling Holders is likely to have a material adverse effect on the price, timing or distribution of the Class A Common Stock being offered in such Overnight Underwritten Offering, then the amount of Registrable Securities to be included in the Overnight Underwritten Offering for the accounts of Selling Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement. If, at any time after giving written notice of its intention to execute an Overnight Underwritten Offering and prior to the closing of such Overnight Underwritten Offering, Parent determines for any reason not to undertake or to delay such Overnight Underwritten Offering, Parent shall give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Overnight Underwritten Offering, shall be relieved of its obligation to sell any Registrable Securities held by the Selling Holders in connection with such abandoned or delayed Overnight Underwritten Offering, and (ii) in the case of a determination to delay such Overnight Underwritten Offering, shall be permitted to delay offering any Registrable Securities held by the Selling Holders for the same period as the delay of the Overnight Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Overnight Underwritten Offering by giving written notice to Parent of such withdrawal at least one Business Day prior to the expected Launch Date. Notwithstanding the foregoing, any Holder may deliver an Opt-Out Notice to Parent requesting that such Holder not receive notice from Parent of any proposed Overnight Underwritten Offering and, following receipt of such an Opt-Out Notice from a Holder, Parent shall not deliver any notice to such Holder pursuant to this Section 2.02(b), unless such Opt-Out Notice is revoked by such Holder.
(c)Priority of Rights. In connection with an Underwritten Offering and Overnight Underwritten Offering contemplated by Section 2.02(a) and Section 2.02(b), respectively, if the Managing Underwriter(s) of any such Underwritten Offering or Overnight Underwritten Offering, as the case may be, advises Parent that the total amount of Class A Common Stock that the Selling Holders and any other Persons intend to include in such Underwritten Offering or Overnight Underwritten Offering exceeds the number that can be sold in such Underwritten Offering or Overnight Underwritten Offering without being likely to have a material adverse effect on the price, timing or distribution of the Class A Common Stock offered in such Underwritten Offering or Overnight Underwritten Offering, as the case may be, or the market for the Class A Common Stock, then the Class A Common Stock to be included in such
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Underwritten Offering or Overnight Underwritten Offering shall include the number of shares of Class A Common Stock that such Managing Underwriter(s) advise Parent can be sold without having such adverse effect (such maximum number of shares of Class A Common Stock, the “Maximum Number of Securities”), with such number to be allocated (i) first, to Parent, (ii) second, pro rata among all Selling Holders and holders of any other securities of Parent having rights of registration on parity with the Registrable Securities (“Parity Holders”) who have requested participation in such Underwritten Offering or Overnight Underwritten Offering. The pro rata allocations for each such Selling Holder or Parity Holder shall be (A) based on the percentage derived by dividing (1) the number of shares of Class A Common Stock (or other securities) that such Selling Holder or such Parity Holder has requested be included in such Underwritten Offering or Overnight Underwritten Offering by (2) the aggregate number of shares of Class A Common Stock (or other securities) that all Selling Holders and all Parity Holders have requested be included in such Underwritten Offering or Overnight Underwritten Offering or (B) as otherwise agreed by such Selling Holder or Parity Holder, as applicable.
(d)Notwithstanding anything in this Section 2.02 to the contrary, no Holder shall have any right to include any Class A Common Stock in any offering by Parent of Class A Common Stock executed pursuant to any “at the market” program that Parent may have in effect from time to time on or after the date of this Agreement.
(e)The Parent, Independence, and the Independence Stockholders hereby agree that the rights of Bold Energy Holdings, LLC (“Bold”) and its permitted assigns to register shares of Class A Common Stock under that certain Registration Rights Agreement, dated May 9, 2017, by and among the Parent, Bold and the Persons identified on Schedule I attached thereto (the “Bold Unitholders”) shall rank pari passu with the rights of Independence and the Independence Stockholders to register shares of Class A Common Stock under this Agreement. For purposes of clarity and the avoidance of doubt, the Parent, Independence and the Independence Stockholders expressly agree that Bold and the Bold Unitholders shall be Parity Holders for purposes of this Section 2.02.
Section 2.03Underwritten Offering.
(a)In the event that one or more Selling Holders holding at least $10 million (subject to adjustment pursuant to Section 3.04) of Registrable Securities (the “Offering Holders”) notify Parent in writing of their election to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering or Overnight Underwritten Offering, (i) Parent shall give notice (including, but not limited to, notification by electronic mail, with such notice given no later than one Business Day after the engagement by Parent of the Managing Underwriter(s) in the case of a proposed Overnight Underwritten Offering) of such proposed Underwritten Offering or Overnight Underwritten Offering to the other Holders on a Business Day and such notice shall offer such Holders the opportunity to include in such Underwritten Offering or Overnight Underwritten Offering such number of Registrable Securities as each such Holder may request in writing (within five Business Days in the case of an Underwritten Offering that is not an Overnight Underwritten Offering and within two Business Days after the Holder receives such notice in the case of an Overnight Underwritten
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Offering) and (ii) Parent will retain Underwriters selected by the Offering Holders holding a majority of the Registrable Securities to be disposed of pursuant to such Underwritten Offering or Overnight Underwritten Offering (which Underwriters shall be reasonably acceptable to the Company) subject to such sale through an Underwritten Offering or Overnight Underwritten Offering, including entering into an underwriting agreement in customary form with the Managing Underwriter(s), which underwriting agreement shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and will take all reasonable actions as are requested by the Managing Underwriter(s) in order to expedite or facilitate the registration and disposition of the Registrable Securities; provided, however, that Parent shall not be required to effect more than two Underwritten Offerings or Overnight Underwritten Offerings pursuant to this Section 2.03 in any 365-day period. Parent management shall participate in a roadshow or similar marketing effort on behalf of any such Holder or Holders if gross proceeds from such Underwritten Offering or Overnight Underwritten Offering are reasonably expected to exceed $20 million. No Selling Holder may participate in such Underwritten Offering or Overnight Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably and customarily required under the terms of such underwriting agreement. No Selling Holder shall be required to make any representations or warranties to or agreements with Parent or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representations required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering or Overnight Underwritten Offering contemplated by this Section 2.03(a), such Selling Holder may elect to withdraw therefrom by notice to Parent and the Managing Underwriter(s); provided, however, that such notice of withdrawal must be made at a time up to and including the time of pricing of such offering in order to be effective. No such withdrawal or abandonment shall affect Parent’s obligation to pay Registration Expenses.
(b)In connection with an Underwritten Offering and Overnight Underwritten Offering contemplated by Section 2.03(a), respectively, if the Managing Underwriter(s) of any such Underwritten Offering or Overnight Underwritten Offering, as the case may be, advises the Selling Holders that the total amount of Registrable Securities that the Selling Holders intend to include in such Underwritten Offering or Overnight Underwritten Offering exceeds the Maximum Number of Securities, then the Registrable Securities to be included in such Underwritten Offering or Overnight Underwritten Offering shall include the Maximum Number of Securities, with such number to be allocated (i) first, pro rata among all Selling Holders and (ii) second, to the extent the number of securities proposed to be included in such Underwritten Offering or Overnight Underwritten Offering by the Selling Holders is less than the Maximum Number of Securities, pro rata among all Parity Holders who have requested participation in such Underwritten Offering or Overnight Underwritten Offering. The pro rata allocations for each such Selling Holder or Parity Holder, as applicable, shall be (A) (1) with respect to any Selling Holder, based on the percentage derived by dividing (aa) the number of shares of Class A Common Stock (or other securities) that such Selling Holder has requested be included in such Underwritten Offering or Overnight Underwritten Offering by (bb) the aggregate number of shares of Class A Common Stock (or other securities) that all Selling Holders have requested be
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included in such Underwritten Offering or Overnight Underwritten Offering, and (2) with respect to any Parity Holder, based on the percentage derived by dividing (aa) the number of shares of Class A Common Stock (or other securities) that such Parity Holder has requested be included in such Underwritten Offering or Overnight Underwritten Offering by (bb) the aggregate number of shares of Class A Common Stock (or other securities) that all Parity Holders have requested be included in such Underwritten Offering or Overnight Underwritten Offering, or (B) as otherwise agreed by such Selling Holder(s) or Parity Holder(s), as applicable.
Section 2.04Registration Procedures. In connection with its obligations under this Article II, Parent or the applicable Selling Holder, as the case may be, will, as expeditiously as possible:
(a)prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to cause the Shelf Registration Statement to be effective and to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;
(b)if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter(s) at any time shall notify Parent that, in the good faith judgment of such Managing Underwriter(s), inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, Parent and the Selling Holder shall use their commercially reasonable efforts to include such information in such prospectus supplement;
(c)furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including furnishing or making available exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Shelf Registration Statement or such other registration statement;
(d)if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering or Overnight Underwritten Offering, the Managing Underwriter(s) shall reasonably request, provided that Parent will not be required
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to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
(e)promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement contemplated by this Agreement, when the same has become effective; and (ii) any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement thereto;
(f)immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Parent of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Parent agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
(g)furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(h)in the case of an Underwritten Offering or Overnight Underwritten Offering, furnish upon request and addressed to the underwriters and to the Selling Holders, (i) an opinion of counsel for Parent, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “comfort letter,” dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter
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of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants (and, if applicable, independent reserve engineers) who have certified Parent’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and cover substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ (and, if applicable, independent reserve engineers’) letters delivered to the underwriters in Underwritten Offerings or Overnight Underwritten Offerings of securities, and such other matters as such underwriters or Selling Holders may reasonably request;
(i)otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
(j)make available to the appropriate representatives of the Managing Underwriter(s) and Selling Holders access to such information and Parent personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that Parent need not disclose any information to any such representative unless and until such representative has entered into a customary confidentiality agreement with Parent;
(k)cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Parent are then listed or quoted;
(l)use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Parent to enable the Selling Holders to consummate the disposition of such Registrable Securities;
(m)provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;
(n)enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities;
(o)if reasonably required by Parent’s transfer agent, Parent shall promptly deliver any customary authorizations, certificates and directions required by the transfer agent (and use commercially reasonable efforts to promptly deliver any other such authorizations, certificates and directions reasonably required by the transfer agent) which authorize and direct the transfer agent to transfer such Registrable Securities without legend, in accordance with applicable law, upon sale by the Holder of such Registrable Securities under the Registration Statement;
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(p)if any Selling Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Registrable Securities of such Selling Holder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement, a “Selling Holder Underwriter Registration Statement”), then, until the Effectiveness Period ends, (i) cooperate with such Selling Holder in allowing such Selling Holder to conduct customary “underwriter’s due diligence” with respect to Parent and satisfy its obligations in respect thereof; (ii) until the Effectiveness Period ends, at any Selling Holder request, furnish to such Selling Holder, on the date of the effectiveness of any Selling Holder Underwriter Registration Statement and thereafter no more often than on a quarterly basis, (A) a letter, dated such date, from Parent’s independent certified public accountants (and, if applicable, independent reserve engineers) in form and substance as is customarily given by independent certified public accountants (and, if applicable, independent reserve engineers) to underwriters in an underwritten public offering, addressed to such Selling Holder, (B) an opinion, dated as of such date, of counsel representing Parent for purposes of such Selling Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Selling Holder and (C) a standard officer’s certificate from the Chief Executive Officer and Chief Financial Officer of Parent addressed to such Selling Holder; and (iii) permit legal counsel of such Selling Holder to review and comment upon any Selling Holder Underwriter Registration Statement at least five Business Days prior to its filing with the SEC and all amendments and supplements to any such Selling Holder Underwriter Registration Statement within a reasonable number of days prior to their filing with the SEC and not file any Selling Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Selling Holder’s legal counsel reasonably objects;
(q)each Selling Holder, upon receipt of notice from Parent of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by Parent that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Parent, such Selling Holder will, or will request the Managing Underwriter(s), if any, to deliver to Parent (at Parent’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice; and
(r)if requested by a Selling Holder, (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the
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matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement.
Notwithstanding anything to the contrary in this Section 2.04, Parent will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Selling Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the Parent determines, upon advice of counsel, that Parent is required to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement and Parent shall have no further obligations hereunder with respect to Registrable Securities held by such Holder with respect to such Registration Statement or Selling Holder Registration Statement unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in Section 2.04(o) with respect to Parent at the time such Holder’s consent is sought.
Section 2.05Cooperation by Holders. Parent shall have no obligation to include in the Shelf Registration Statement Class A Common Stock of a Holder who has failed to timely furnish such information which, in the opinion of counsel to Parent, is reasonably required to be furnished or confirmed in order for the registration statement or prospectus supplement thereto, as applicable, to comply with the Securities Act.
Section 2.06Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities for a period of up to 60 days following completion of an Underwritten Offering or Overnight Underwritten Offering of Equity Securities by Parent, provided that (i) Parent gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering or Overnight Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on Parent or on the officers or directors or any other affiliate of Parent or unitholder of EEH on whom a restriction is imposed; provided further, that this Section 2.06 shall not apply to a Holder that holds less than $10 million of Registrable Securities, which value shall be determined by multiplying the number of Registrable Securities owned by the Class A Common Stock Price.
Section 2.07Expenses.
(a)Certain Definitions. “Registration Expenses” means all expenses incident to Parent’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Shelf Registration Statement, an Underwritten Offering or Overnight Underwritten Offering covered under this Agreement, and/or the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for Parent, including the expenses
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of any special audits or “cold comfort” letters required by or incident to such performance and compliance, and fees and expenses of one counsel engaged by the Holders of a majority of the Registrable Securities, not to exceed $20,000, in connection with the registration of the Registrable Securities on the initial Shelf Registration Statement; provided, however, that “Registration Expenses” shall not include any Selling Expenses. “Selling Expenses” means all (i) transfer taxes allocable to the sale of the Registrable Securities; (ii) fees and expenses of counsel engaged by the Holders in excess of the amounts payable by Parent under the definition of “Registration Expenses”; and (iii) commissions and discounts of brokers, dealers and underwriters.
(b)Expenses. Parent will pay all Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering or Overnight Underwritten Offering, whether or not any sale is made pursuant to the Shelf Registration Statement. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of Registrable Securities hereunder.
Section 2.08Indemnification.
(a)By Parent. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Parent will indemnify and hold harmless each Selling Holder thereunder, its affiliates that own Registrable Securities and their respective directors and officers and each underwriter pursuant to the applicable underwriting agreement with such underwriter and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act and its directors and officers (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’, accountants’ and experts’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading or arise out of or are based upon a Selling Holder being deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Parent’s securities, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Parent will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use
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in the Shelf Registration Statement or such other registration statement or any prospectus contained therein or any amendment or supplement thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
(b)By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Parent, its directors and officers, and each Person, if any, who controls Parent within the meaning of the Securities Act or of the Exchange Act against any Losses to the same extent as the foregoing indemnity from Parent to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds received by such Selling Holder (net of Selling Expenses) from the sale of the Registrable Securities giving rise to such indemnification.
(c)Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party’s failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party other than under this Section 2.08. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (firm) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.
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(d)Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to Parent or any Selling Holder or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between Parent, on the one hand, and such Selling Holder, on the other hand, in such proportion as is appropriate to reflect the relative fault of Parent, on the one hand, and of such Selling Holder, on the other, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of Parent, on the one hand, and each Selling Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e)Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.
Section 2.09Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, Parent agrees to use its reasonable best efforts to:
(a)make and keep public information regarding Parent available, as those terms are understood and defined in Rule 144 (or any successor rule or regulation to Rule 144 then in force) of the Securities Act, at all times from and after the date of this Agreement;
(b)file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act at all times from and after the date of this Agreement;
(c)so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Parent, and such other reports and documents so filed as such Holder may reasonably request in availing itself of
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any rule or regulation of the SEC allowing such Holder to sell any such securities without registration; and
(d)take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act.
Section 2.10Transfer or Assignment of Registration Rights. The rights to cause Parent to include Registrable Securities in a Shelf Registration Statement may be transferred or assigned by any Holder to one or more transferee(s) or assignee(s) of such Registrable Securities; provided that (a) Parent is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Holder under this Agreement by executing a Joinder in the form attached hereto as Exhibit A, and (c) unless any such transferee or assignee is (i) an Independence Stockholder or (ii) an affiliate of such Holder or any other Independence Stockholder and after such transfer or assignment continues to be an affiliate of such Holder or any other Independence Stockholder, the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent at least $10 million of Registrable Securities (determined by multiplying the number of Registrable Securities owned by the Class A Common Stock Price).
Section 2.11Information by Holder. Any Holder or Holders of Registrable Securities included in any registration statement shall promptly furnish to Parent such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Parent may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.
Section 2.12Limitation on Subsequent Registration Rights. From and after the date of this Agreement, Parent shall not, without the prior written consent of the Holders, enter into any agreement with any current or future holder of any securities of Parent that would allow such current or future holder to require Parent to include securities in any Piggyback Offering by Parent for its own account on a basis that is superior in any material respect to the Piggyback Offering rights granted to the Holders pursuant to Section 2.02 of this Agreement.
ARTICLE III.
MISCELLANEOUS

Section 3.01Communications. All notices and other communications provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail, facsimile or air courier guaranteeing overnight delivery to the following addresses:
if to Parent to:
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Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention: Robert J. Anderson, President and Chief Executive Officer
Facsimile: (832) 823-0478
e-mail: robert@earthstoneenergy.com

with a copy to:
Jones & Keller, P.C.
1675 Broadway, 26th Floor
Denver, Colorado 80202
Attention: Reid A. Godbolt
Adam J. Fogoros
Facsimile: (303) 573-8133
e-mail: rgodbolt@joneskeller.com
adamf@joneskeller.com
if to Independence to:
11450 Compaq Center Drive West, Bldg. 10, Suite 470
Houston, Texas 77070
Attention: Chief Executive Officer
Facsimile: (832) 916-2310
e-mail: rod.steward@independenceresources.com

with copies to:
Warburg Pincus LLC
450 Lexington Ave.
New York, New York 10017
Attention:
e-mail: notices@warburgpincus.com

and
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:    Jeffrey Munoz
        Thomas Brandt
Facsimile:     (713) 546-5401
e-mail:     jeff.munoz@lw.com
        thomas.brandt@lw.com
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or, if to (x) an Independence Stockholder, to the address for such Independence Stockholder provided to Parent in accordance with this Section 3.01, and (y) a transferee of a Holder, to the transferee at the addresses provided pursuant to Section 2.10 above. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iv) upon actual receipt if received during recipient’s normal business hours, or at the beginning of the recipient’s next Business Day if not received during recipient’s normal business hours, if sent by facsimile and confirmed by appropriate answer-back; and (v) upon actual receipt when delivered to an air courier guaranteeing overnight deliver.
Section 3.02Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
Section 3.03Assignment of Rights. All or any portion of the rights and obligations of the Holders under this Agreement may be transferred or assigned by the Holders only in accordance with Section 2.10 of this Agreement. Parent may not transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities.
Section 3.04Recapitalization, Exchanges, etc. Affecting the Class A Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of Parent or any successor or assign of Parent (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.
Section 3.05Change of Control. Parent shall not merge, consolidate or combine with any other Person unless the agreement providing for such merger, consolidation or combination expressly provides for the continuation of the registration rights specified in this Agreement with respect to the Registrable Securities or other Equity Securities issued pursuant to such merger, consolidation or combination.
Section 3.06Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
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Section 3.07Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature or other electronic means and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 3.08Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 3.09Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.
Section 3.10Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.
Section 3.11WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 3.12Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
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Section 3.13Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Parent set forth herein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.
Section 3.14Amendment. This Agreement may be amended only by means of a written amendment signed by Parent and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
Section 3.15No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
Section 3.16Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Holders (and their transferees or assignees) and Parent shall have any obligation hereunder and that, notwithstanding that one or more of the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or affiliate of any of the foregoing, as such, for any obligations of a Holder under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.
Section 3.17Independent Nature of Each Holder’s Obligations. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this
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Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.
Section 3.18Further Assurances. Parent and each of the Holders shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.
[Signature page follows]
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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

EARTHSTONE ENERGY, INC.

By:
Name:
Title:

INDEPENDENCE RESOURCES HOLDINGS, LLC

By:
Name:
Title:

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EXHIBIT A

FORM OF JOINDER AGREEMENT
[DATE]

The undersigned hereby absolutely, unconditionally and irrevocably agrees to be bound by the terms and provisions of that certain Registration Rights Agreement, dated as of [___________], 2021, by and among Earthstone Energy, Inc., a Delaware corporation, Independence Resources Holdings, LLC, a Delaware limited liability company, and the Persons identified on Schedule I thereto who become party thereto from time to time (the “Registration Rights Agreement”), and to join in the Registration Rights Agreement as a Independence Stockholder with the same force and effect as if the undersigned were originally a party thereto.
[Signature Page Follows]
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IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of [DATE].

Name:

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EXHIBIT B
FORM OF VOTING AGREEMENT

VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) is dated as of [ ● ], 2021, by and among Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), Warburg Pincus Private Equity (E&P) XI – A, L.P., a Delaware limited partnership (“WPXI-A”), Warburg Pincus XI (E&P) Partners – A, L.P., a Delaware limited partnership (“WPPXI”), WP IRH Holdings, L.P., a Delaware limited partnership (“WPIRH”), Warburg Pincus XI (E&P) Partners – B IRH, LLC, a Delaware limited liability company (“WPXI-B”), Warburg Pincus Energy (E&P)-A, LP, a Delaware limited partnership (“WPE-A”), Warburg Pincus Energy (E&P) Partners-A, LP, a Delaware limited partnership (“WPEP-A”), Warburg Pincus Energy (E&P) Partners-B IRH, LLC, a Delaware limited liability company (“WPEP-B”), WP Energy Partners IRH Holdings, L.P., a Delaware limited partnership (“WPEPIRH”), and WP Energy IRH Holdings, L.P., a Delware limited partnership (collectively with WPXI-A, WPPXI, WPIRH, WPXI-B, WPE-A, WPEP-A, WPEP-B and WPEPIRH, the “Warburg Parties”), and EnCap Investments L.P., a Delaware limited partnership (“EnCap” and, collectively with the Warburg Parties, the “Stockholders”). Earthstone, the Warburg Parties and EnCap are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings given to such terms in the Purchase and Sale Agreement (as defined below).
WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of December 17, 2020 (the “Purchase and Sale Agreement”), by and among Earthstone, Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), Independence Resources Holdings, LLC, a Delaware limited liability company (“Independence”) and Independence Resources Manager, LLC, a Delaware limited liability company (“Independence Manager”), EEH purchased certain assets of Independence and Independence Manager in exchange for (a) 12,719,594 newly issued shares (the “Primary Shares”) of Class A common stock, par value $0.001 per share, of Earthstone (“Class A Common Stock”), and (b) the Cash Consideration (such transaction is referred to as the “Transaction”);
WHEREAS, contemporaneously with the closing of the Transaction, Independence purchased, for an amount equal to the Per Share Price, an additional 638,744 shares of Class A Common Stock from certain affiliates of EnCap (the “Additional Shares”);
WHEREAS, each of the Stockholders is, as of the execution of this Agreement, the record and/or beneficial owner of that number of shares of (i) Class A Common Stock and (ii) Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”), of Earthstone, in each case, as set forth opposite such Stockholder’s name on Schedule A hereto;
WHEREAS, prior to the Closing, the board of directors of Earthstone (the “Board”) was composed of nine directors, including three representatives of EnCap, two members of
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Earthstone management, three independent directors, and one vacancy entitled to be filled by EnCap;
WHEREAS, the Parties have determined to enter into this Agreement in order to, among other things, provide the Warburg Parties with the right to designate a director and to reflect certain agreements of the Parties with respect to the matters set forth herein.
NOW, THEREFORE, in consideration of the execution and delivery by Earthstone, EEH and Independence of the Purchase and Sale Agreement and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1.Representations and Warranties of the Stockholders. As of the date hereof, each of the Stockholders hereby represents and warrants to Earthstone, severally and not jointly, as follows:
(a)Such Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and unless otherwise indicated, the record owner of the shares of Common Stock (as may be adjusted from time to time pursuant to Section 4 hereof, the “Shares”) set forth opposite such Stockholder’s name on Schedule A to this Agreement, and such Shares represent all of the shares of Common Stock beneficially owned by such Stockholder as of the date hereof. For purposes of this Agreement, the term “Shares” shall include any shares of Common Stock issuable to such Stockholder upon exercise or conversion of any existing right, contract, option, or warrant to purchase, or securities convertible into or exchangeable for, Common Stock, as the case may be (“Stockholder Rights”), that are currently exercisable or convertible or become exercisable or convertible and any other shares of Common Stock such Stockholder may acquire or beneficially own during the term of this Agreement.
(b)Such Stockholder has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations contemplated hereby. This Agreement has been validly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of Earthstone and the other Parties, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
(c)The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with the certificate of formation, certificate of limited partnership, limited liability company agreement, partnership agreement or similar organizational documents of such Stockholder as presently in effect, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or by which it is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a
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default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of the Stockholder under, any agreement, contract, indenture, note or instrument to which such Stockholder is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), or the New York Stock Exchange (the “NYSE”), require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations under this Agreement.
(d)The Shares and any certificates representing the Shares owned by such Stockholder are held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all pledges, liens, charges, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under applicable federal and state securities laws or under the agreements set forth on Schedule B hereto. Such Stockholder owns of record or beneficially no shares of Common Stock other than such Stockholder’s Shares as set forth on Schedule A.
(e)As of the date hereof, neither such Stockholder nor any of its respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.
Section 2.Representations and Warranties of Earthstone. Earthstone hereby represents and warrants to the Stockholders as follows:
(a)Earthstone is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Earthstone has all requisite corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Earthstone and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other Parties, constitutes the legal, valid and binding obligation of Earthstone, enforceable against Earthstone in accordance with the terms of this Agreement (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
(b)The execution and delivery of this Agreement by Earthstone does not, and the performance of this Agreement by Earthstone will not, (i) conflict with the certificate of incorporation or bylaws or similar organizational documents of Earthstone as presently in effect, or that certain Voting Agreement, dated as of May 9, 2017 (as amended), by and among
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Earthstone and the other parties thereto, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Earthstone or by which it is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of Earthstone or any of its subsidiaries under, any agreement, contract, indenture, note or instrument to which Earthstone or any of its subsidiaries is a party or by which Earthstone or any of its subsidiaries is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by Earthstone of its obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act or the NYSE, require any filing by Earthstone with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by Earthstone of its obligations under this Agreement.
(c)As of the date hereof, none of Earthstone, its subsidiaries or any of their respective properties or assets are subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.
Section 3.Board Designation Rights. The Stockholders, severally and not jointly, agree as follows:
(a) Subject to the other provisions of this Section 3, commencing on the date hereof, the Warburg Parties shall have the option and right (but not the obligation) to designate one (1) nominee to be nominated by the Company at each applicable annual (or special) meeting of stockholders of the Company (adjusted as appropriate to take into account the classified Board structure) to serve as a director on the Board (the “Designated Director”) in accordance with this Section 3. The Designated Director shall in the reasonable determination of the Board or any nominating and governance committee of the Board established from time to time (“Nominating and Governance Committee”) (i) be suitable to serve on the Board in accordance with the customary standards of suitability for directors of NYSE-listed companies and (ii) not be prohibited from serving as a director pursuant to any rule or regulation of the U.S. Securities and Exchange Commission or any national securities exchange on which the Class A Common Stock is listed or admitted to trading.
(b)Earthstone, EnCap and the Board shall take all actions necessary or advisable to effect the provisions of Section 3(a), including, effective as of the Closing, validly appointing the director designated by the Warburg Parties in writing to the Board no later than the Closing (the “Initial Director”). The Initial Director shall serve an initial term that will expire no earlier than the annual meeting of the stockholders of the Company (the “Public Stockholders”) to be held in 2023.
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(c)The Warburg Parties agree (i) upon Earthstone’s request, to, and to cause the Designated Director designated by them to, timely provide Earthstone with accurate and complete information relating to such Designated Director as may be required to be disclosed by Earthstone under the Exchange Act and (ii) to cause the Designated Director designated by them to comply with the Section 16 filing obligations under the Exchange Act. At each applicable election of Directors, the Board shall nominate the Designated Director, which designee must meet the standards set forth in Section 3(a) above, as part of the slate of directors nominated by the Board for election by the Public Stockholders and shall recommend that the Public Stockholders vote for such Designated Director. Additionally, in the event of the resignation, death, or removal (for cause or otherwise) of the Designated Director, the Warburg Parties shall have the right for the ensuing sixty (60) days, subject to the other provisions of this Section 3, to designate in writing furnished to the Board or to the Nominating and Governance Committee, if applicable, the person to be appointed by the Board as the Designated Director to fill the resulting vacancy (subject to such designee meeting the standards set forth in Section 3(a) above).
(d)At all times while a Designated Director is serving as a member of the Board, and following any such Designated Director’s death, resignation, removal or other cessation as a Director in such former Designated Director’s capacity as a former Director, such Designated Director shall be entitled to all rights to indemnification and exculpation, in each case, as are then made available to any other member of the Board or any former Director, as the case may be. While serving as a Designated Director, such Designated Director shall be entitled to reimbursement for reasonable expenses consistent with Earthstone’s policies applicable to other similarly situated Directors. Earthstone shall purchase and maintain (or reimburse the Designated Director for the cost of) insurance (“D&O Insurance”), on behalf of the Designated Director, against any liability that may be asserted against, or expense that may be incurred by, such Designated Director in connection with the activities of Earthstone and its subsidiaries or such Designated Director’s activities on behalf of Earthstone and its subsidiaries, regardless of whether Earthstone or any of its subsidiaries would have the power to indemnify such Designated Director against such liability under the provisions of the organizational documents of Earthstone (as they may be amended from time to time). Such D&O Insurance shall provide coverage commensurate with that provided to independent directors of the Board and the Designated Director shall be entitled to all rights to insurance as are then made available to any other member (or former member, as applicable) of the Board by Earthstone and its subsidiaries.
(e)The option and right of the Warburg Parties to appoint a Designated Director under this Section 3 may not be transferred or assigned, in whole or in part, by the Warburg Parties without the prior written consent of Earthstone and the execution by such transferee of a joinder agreement in the form of Annex B hereto (a “Joinder”), provided that such option and right may be transferred or assigned, without the consent of Earthstone, to an Affiliate of any of the Warburg Parties so long as such transferee executes a Joinder.
(f)The Warburg Holders shall take all necessary action to cause the Designated Director to resign promptly from the Board if such Designated Director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified
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from serving as a director of the Company under any rule or regulation of the SEC, NYSE, or by applicable law, (ii) has engaged in acts or omissions constituting a breach of the Designated Director’s fiduciary duties to the Company and the Public Stockholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law or (iv) has engaged in any transaction involving the Company from which the Designated Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction; provided, however, that the Warburg Parties shall have the right to replace such resigning Designated Director with a new Designated Director, such newly named Designated Director to be appointed promptly to the Board in place of the resigning Designated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Board. Nothing in this Section 3(f) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Designated Director, whether during or after such person’s service on the Board.
(g)The Board shall not designate an executive committee or any other committee which has been delegated authority substantially similar to the authority of the Board unless the then serving Designated Director is also appointed as a member of such committee.
Section 4.Additional Covenants of the Stockholders. The Stockholders, severally and not jointly, agree as follows:
(a)Voting Agreement: For so long as this Agreement is in effect:
(i)each of the Parties (other than Earthstone) agrees that, provided that Earthstone is not in breach of its obligations under this Agreement (including Section 3), at any meeting of the Public Stockholders, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the Public Stockholders or in any other circumstances upon which a vote, consent or other approval of all or some of the Public Stockholders is sought solely with respect to the matters described in this Section 4, such Party shall vote (or cause to be voted) or execute (or cause to be executed) consents with respect to, as applicable, all of the Common Stock (or other equity securities of Earthstone) owned (beneficially or of record) by such Party (or its Affiliates) as of the applicable record date in favor of (FOR) the election of the persons named in the Company’s proxy statement as the Board’s nominees for election as Directors, and against any other nominees;
(ii)with respect to any vote of the Public Stockholders held with respect to the matters set forth in Section 4(a), each of the Parties (other than Earthstone) shall, and shall cause its Affiliates which hold shares of Common Stock or other securities of Earthstone on any applicable record date to, appear at such meeting (in person or by proxy) or otherwise cause all of the shares of Common Stock or other securities of Earthstone held by such Party (or such Affiliates) to be counted as present thereat for purposes of establishing a quorum. Any vote required to be cast or consent required to be executed pursuant to this Section 4 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of that vote or consent; and
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(iii)for so long as this Agreement is in effect, such Stockholder shall not, except as contemplated by the terms of this Agreement, take any action that would in any way restrict, limit or interfere with the performance of his, her or its obligations hereunder or the transactions contemplated hereby.
(b)Future Sales of Common Stock. Notwithstanding anything to the contrary in that certain Registration Rights Agreement, dated as of the date hereof, by and among Earthstone, Independence and the persons identified on Schedule I thereto (the “Independence RRA”) or that certain Registration Rights Agreement, dated as of May 9, 2017, by and among Earthstone, Bold Energy Holdings, LLC, a Texas limited liability company (“Bold”), and the persons identified on Schedule I thereto (the “EnCap RRA” and, together with the Independence RRA, the “Registration Rights Agreements”):
(i)In the event that one or more Warburg Parties, in their respective capacities as a “Holder” under the Independence RRA (each, an “Independence Holder”), elects to participate in an Underwritten Offering or Overnight Underwritten Offering (as each such term is defined in the Independence RRA) that is for the account of one or more EnCap Holders (as defined below) and the total amount of Class A Common Stock proposed to be included in such Underwritten Offering or Overnight Underwritten Offering exceeds the Maximum Number of Securities (as defined in the Independence RRA for purposes of this Section 4(b)(i)), then the “pro rata allocations” of the Maximum Number of Securities that the Independence Holder(s) and the EnCap Holders will include in such offering will be adjusted such that (A) the EnCap Holders will be entitled to 75% of the Total Sponsor Shares and (B) the Independence Holders will be entitled to 25% of the Total Sponsor Shares.
(ii)In the event that Bold, EnCap Energy Capital Fund VII, L.P. or EnCap Energy Capital Fund IX, L.P., in their respective capacities as a “Holder” under the EnCap RRA (each, an “EnCap Holder”), elects to participate in an Underwritten Offering or Overnight Underwritten Offering (as each such term is defined in the EnCap RRA) that is for the account of one or more Independence Holders and the total amount of Class A Common Stock proposed to be included in such Underwritten Offering or Overnight Underwritten Offering exceeds the Maximum Number of Securities (as defined in the EnCap RRA for purposes of this Section 4(b)(ii)), then the “pro rata allocations” of the Maximum Number of Securities that the EnCap Holders and the Independence Holders will include in such offering will be adjusted such that (A) the Independence Holders will be entitled to 75% of the Total Sponsor Shares and (B) the EnCap Holders will be entitled to 25% of the Total Sponsor Shares.
(iii)In the event that both (A) one or more Independence Holders, on the one hand, and (B) one or more EnCap Holders, on the other hand, elect to participate in an Underwritten Offering or Overnight Underwritten Offering (as each such term is defined in the applicable Registration Rights Agreement) that is for the account of Earthstone or a Person other than the EnCap Holders or the Independence Holders and the total amount of Class A Common Stock proposed to be included in such Underwritten Offering or
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Overnight Underwritten Offering exceeds the Maximum Number of Securities (as defined in the applicable Registration Rights Agreement), then the Total Sponsor Shares that will be allocated to the EnCap Holders and the Independence Holders pursuant to the Registration Rights Agreements will be based on each such holder’s respective proportionate share of the Class A Common Stock proposed to be offered by such holder in such offering compared to the total number of shares proposed to be included by all of the EnCap Holders and Independence Holders in such offering.
(iv)Notwithstanding subsections (i) through (iii) above, the Total Sponsor shares in any applicable offering may be allocated in any different manner as mutually agreed by the EnCap Holders and the Independence Holders.
(v)For purposes of this Section 4(b), “Total Sponsor Shares” means, with respect to any Underwritten Offering or Overnight Underwritten Offering (as such terms are defined in the applicable Registration Rights Agreement), the total number of the Maximum Number of Securities (as defined in the applicable Registration Rights Agreement) that may be included by the Independence Holders and the EnCap Holders in such offering.
Section 5.Additional Covenants of Earthstone. Earthstone agrees as follows:
(a)Contemporaneously with the execution of this Agreement, the Board has duly approved resolutions (the “Board Resolution”) (i) renouncing any interest or expectancy of Earthstone in, or in being offered an opportunity to participate in, any business opportunities that are presented to the Designated Director or to any of the Warburg Parties or any of their respective Affiliates (the “Warburg Entities”), (ii) waiving any obligation on the part of any Designated Director to present any such business opportunity to Earthstone, in each case pursuant to Section 122(17) of the Delaware General Corporation Law and (iii) approving an amendment to the Code of Business Conduct and Ethics of Earthstone to include the Warburg Parties and their respective Affiliates as “Investor Parties” thereunder. For the avoidance of doubt, the Warburg Entities and the Designated Director shall be entitled to and may have business interests and engage in business activities in addition to those relating to Earthstone and its subsidiaries, including business interests and activities in direct competition with Earthstone and its subsidiaries. Neither Earthstone nor any of its subsidiaries shall have any rights by virtue of this Agreement in any business ventures of any Warburg Entity or any Designated Director. For so long as this Agreement is in effect, Earthstone shall not, and shall not permit the Board to, rescind or retract the Board Resolution, or take any other action that would reduce or eliminate the renunciation or waivers included in the Board Resolution with respect to the Warburg Entities or the Designated Director or to which “Investor Parties” are entitled under Earthstone’s Code of Business Conduct and Ethics.
(b)For so long as this Agreement is in effect, without the prior written approval of the Warburg Parties, Earthstone shall not, and shall cause each of its subsidiaries (including EEH) not to, amend or modify any organizational documents of Earthstone or any of its subsidiaries in a way that materially, adversely and disproportionately affects the rights or privileges of the Warburg Parties or any of their respective Affiliates that owns Common Stock
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or other equity interests in Earthstone in relation to any other owner of equity interests of Earthstone or any of its subsidiaries.
Section 6.Adjustments Upon Share Issuances, Changes in Capitalization. In the event of any change in Common Stock or in the number of outstanding shares of Common Stock by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction or any other change in the corporate or capital structure of Earthstone (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), and consequently the number of Shares changes or is otherwise adjusted, this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock, stockholder rights or other securities or rights of Earthstone issued to or acquired by Stockholders.
Section 7.Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further endorsements, consents and other instruments as Earthstone may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
Section 8.Termination. This Agreement, and all rights and obligations of the Parties, shall terminate upon the earliest to occur of (a) the first date on which the Warburg Parties collectively beneficially own less than 8% of Earthstone’s outstanding Class A Common Stock; (b) the first date on which the Warburg Parties collectively beneficially own less than 10% of Earthstone’s outstanding Class A Common Stock as a result of a sale by the Warburg Parties of shares of Class A Common Stock (other than sales or transfers to one or more Affiliates of any of the Warburg Parties); and (c) the date on which the Warburg Parties deliver written notice to each of the other Parties terminating this Agreement in its entirety with respect to the Warburg Parties. Notwithstanding the foregoing, Section 10 hereof shall survive any termination of this Agreement.
Section 9.Action in Stockholder Capacity Only. Each Stockholder signs solely in its capacity as the record holder or beneficial owner of, or as the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions or omissions taken by or fiduciary duties of, a Stockholder or any of its affiliates, in such Stockholder’s capacity as an officer or director of Earthstone to the extent permitted by applicable law.
Section 10.Miscellaneous.
(a)Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
(b)Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the Party incurring such expenses.
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(c)Amendments. This Agreement may not be amended except by Earthstone and all Stockholders by an instrument in writing signed by Earthstone and the Stockholders and in compliance with applicable law.
(d)Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by Federal Express or other nationally recognized overnight courier service or sent via facsimile to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(i)if to any of the Warburg Parties, to the address set forth under the name of such Warburg Party on Schedule A hereto with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:    Jeff Munoz
        Thomas Brandt
Facsimile: (713) 546-5401
Email:    jeff.munoz@lw.com
    thomas.brandt@lw.com

(ii)if to EnCap, to the address set forth under the name of EnCap on Schedule A hereto with a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
1001 Fannin Street
Suite 2500
Houston, Texas 77002
Attention: Matt Strock
Facsimile: (713) 615-5650
Email: mstrock@velaw.com

(iii)if to Earthstone:
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention: Robert J. Anderson
Facsimile: (832) 823-0478
Email: robert@earthstoneenergy.com

with a copy (which shall not constitute notice) to:
Jones & Keller, P.C.
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1675 Broadway, 26th Floor
Denver, CO 80202
Attention: Reid A. Godbolt
Adam J. Fogoros
Facsimile: (303) 573-8133
Email: rgodbolt@joneskeller.com
adamf@joneskeller.com
(e)Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (ii) reference to any Section means such Section hereof. No provision of this Agreement shall be interpreted or construed against any Party solely because such Party or its legal representative drafted such provision.
(f)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile or by e-mail of a PDF document is as effective as executing and delivering this Agreement in the presence of the other Parties.
(g)Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or between any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.
(h)Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. Each of the Parties irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby shall be brought in the state courts of the State of Delaware (or, if such courts do not have jurisdiction or do not accept jurisdiction, in the United States District Court located in the State of Delaware), (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that such Party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10(d). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE
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COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(h).
(i)Specific Performance. The Parties agree that irreparable damage may occur in the event that any provision of this Agreement is not performed in accordance with the terms of this Agreement and that each Party shall be entitled to seek specific performance of the terms of this Agreement without the posting of any bond or security in addition to any other remedy at law or equity.
(j)Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
(k)Several Liability. Each Party enters into this Agreement solely on its own behalf, each such Party shall solely be severally liable for any breaches of this Agreement by such Party and in no event shall any Party be liable for breaches of this Agreement by any other Party.
(l)Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Stockholder hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 10(l) shall limit any liability of any Stockholder hereto for its breaches of the terms and conditions of this Agreement.
(m)Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Earthstone any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder’s Shares. All rights, ownership and economic benefits of and relating to each Stockholder’s Shares shall remain vested in and belong to such Stockholder, and Earthstone shall have no authority to direct any Stockholder in the voting or disposition of any of such Stockholder’s Shares, except as otherwise provided in this Agreement.
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(n)Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.
(o)Director Resignation. Upon termination of this Agreement, the Warburg Parties shall take all necessary action to cause the Designated Director to offer to promptly tender his or her resignation.

[Signature Pages Follow]
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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by its officer thereunto duly authorized, all as of the date first written above.

EARTHSTONE:
EARTHSTONE ENERGY, INC.
By:
Name: Robert J. Anderson
Title: President and Chief Executive Officer

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WARBURG PARTIES:
WARBURG PINCUS PRIVATE EQUITY (E&P) XI – A, L.P.
By:
Name:
Title:

WARBURG PINCUS XI (E&P) PARTNERS – A, L.P.
By:
Name:
Title:

WP IRH HOLDINGS, L.P.
By:
Name:
Title:

WARBURG PINCUS XI (E&P) PARTNERS – B IRH, LLC
By:
Name:
Title:

WARBURG PINCUS ENERGY (E&P)-A, LP,
By:
Name:
Title:
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WARBURG PINCUS ENERGY (E&P) PARTNERS-A, LP,
By:
Name:
Title:

WARBURG PINCUS ENERGY (E&P) PARTNERS-B IRH LLC
By:
Name:
Title:

WP ENERGY PARTNERS IRH HOLDINGS, L.P.,
By:
Name:
Title:

WP ENERGY IRH HOLDINGS, L.P
By:
Name:
Title:

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ENCAP:

ENCAP INVESTMENTS, L.P.
By:
Name:
Title:

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EXHIBIT D
FORM OF LOCK-UP AGREEMENT

[ ], 2021

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380

Ladies and Gentlemen:
This agreement is being delivered to Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), in connection with the consummation of the transactions contemplated by that certain Purchase and Sale Agreement, dated as of December 17, 2020 (the “Purchase Agreement”), by and among Independence Resources Holdings, LLC (“Independence”), Independence Resources Manager, LLC, Earthstone and Earthstone Energy Holdings, LLC. Capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement.
In order to induce Earthstone to consummate the transactions contemplated by the Purchase Agreement, and in light of the benefits that the Purchase Agreement will confer upon the undersigned in its capacity as a securityholder of Independence, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with Earthstone that, during the period beginning on and including the Closing Date through and including the date that is the 120th day after the Closing Date (the “Lock-Up Period”), the undersigned will not, without the prior written consent of Earthstone, directly or indirectly:
    (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of Class A common stock, par value $0.001 per share of Earthstone (the “Class A Common Stock”), or any other class of Earthstone capital stock (collectively, “Capital Stock”) or any other securities convertible into or exercisable or exchangeable for any Capital Stock, whether now owned or hereafter acquired by the undersigned during the Lock-Up Period or with respect to which the undersigned has or hereafter acquires the power of disposition during the Lock-Up Period, or
    (ii) enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of ownership of any Capital Stock or any securities convertible into or exercisable or exchangeable for any Capital Stock (the actions specified in clauses (i) and (ii), collectively, “Transfers”), whether any transaction described in clause (i) or (ii) above is to be settled by delivery of any Capital Stock, other securities, in cash or
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otherwise; provided, however, that the restrictions in the foregoing clauses (i) and (ii) shall not apply to:
(a)in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity, including by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity or otherwise;
(b)the entry by the undersigned into any trading plan providing for the sale of Class A Common Stock by the undersigned, which trading plan meets the requirements of Rule 10b-5 under the Securities Exchange Act of 1934, as amended, provided that such plan does not provide for, or permit, the sale of any Class A Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding during such plan during the Lock-Up Period;
(c)Transfers or other transactions in the event of a liquidation, merger, equity exchange or other similar transaction which results in Earthstone’s securityholders having the right to exchange their Capital Stock for cash, securities or other property; or
(d)Transfers of Class A Common Stock pursuant to Section 2.02 of that certain Registration Rights Agreement, dated of even date herewith, by and among Earthstone, Independence and the persons identified on Schedule I thereto who may become a party to the agreement from time to time (the “Registration Rights Agreement”) in the event of Transfers of Class A Common Stock in an underwritten offering by any of Bold Energy Holdings, LLC (“Bold”), EnCap Energy Capital Fund VII, L.P., EnCap Energy Capital Fund IX, L.P., or any of their respective Affiliates;

provided, however, that in the case of clauses (a) and (b), the applicable transferees must enter into a written agreement, in substantially the form of this agreement, agreeing to be bound by these Transfer restrictions until the expiration of the Lock-Up Period. For purposes of the foregoing, the term “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).
Any Class A Common Stock acquired by the undersigned in the open market after the date hereof will not be subject to the restrictions set forth in this agreement.
Furthermore, nothing in this agreement shall prohibit the undersigned from receiving shares of Capital Stock by reason of a stock dividend, reclassification, recapitalization, split, combination, exchange of shares or similar event or transaction, and any such shares received will also be subject to the terms of this agreement.
The undersigned further agrees that (i) it will not, during the Lock-Up Period make any demand for or exercise any right with respect to the registration under the Securities Act of any shares of any Capital Stock or any securities convertible into or exercisable or exchangeable for any Capital Stock, and (ii) Earthstone may, with respect to any Capital Stock or any securities
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convertible into or exercisable or exchangeable for any Capital Stock owned or held (of record or beneficially) by the undersigned that is subject to the restrictions set forth in this agreement, cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to such securities during the Lock-Up Period; provided, however, that nothing in the foregoing shall (x) reduce or eliminate Earthstone’s obligations with respect to the preparation and filing of a registration statement under the Securities Act pursuant to Section 2.01 of the Registration Rights Agreement, or (y) prevent the undersigned from exercising any rights it may have under the Registration Rights Agreement, provided that, except as otherwise provided pursuant to clause (d) above, the undersigned does not Transfer any Capital Stock during the Lock-Up Period.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this agreement and that this agreement has been duly authorized, executed and delivered by the undersigned and is a valid and binding agreement of the undersigned. This agreement and all authority herein conferred are irrevocable and shall be binding upon the successors and assigns of the undersigned.
This agreement and all related proceedings shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
This agreement may be executed by facsimile or electronic (i.e., PDF) transmission, which is deemed an original.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this agreement as of the date first set forth above.
Yours very truly,

    Print Name:

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Agreed and Acknowledged:

Earthstone Energy, Inc.

By: _____________________
Name:
Title:
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